Exhibit 2.4

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on June 25, 2026 between TLGY Acquisition Corporation (the “Surviving Company”) and StableCoinX SPAC Merger Sub LLC (the “Merging Company”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Merging Company is a limited liability company formed under the laws of the State of Delaware and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute and the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”).

Whereas the directors or managers, as applicable, of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”) on the terms and conditions contained or referred to in this Plan of Merger, the business combination agreement dated 21 July 2025 by and between the Surviving Company, the Merging Company and the other parties thereto (as amended by an amendment dated 21 January 2026) (the “Business Combination Agreement”), a copy of which is attached as Annexure 1 to this Plan of Merger.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute or the Business Combination Agreement.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The Surviving Company is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is 1209 Orange Street, Wilmington, DE 19801.

4	Immediately prior to the Effective Time (as defined below), the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 5,834,587 Class A ordinary shares in issue and 105,000 Class B ordinary shares in issue (the “Shares”). There are no issued or outstanding preference shares of the Surviving Company.

5	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with Part 16 of the Statute (the “Effective Time”).

6	The terms and conditions of the Merger are such that, at the Effective Time:

6.1	any SPAC Units (as defined in the Business Combination Agreement) that remain outstanding and unseparated, the SPAC Class A Ordinary Shares of the Surviving Company (the “TLGY Class A Ordinary Share(s)”) and the SPAC Public Warrants (as defined in the Business Combination Agreement) comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SPAC Unit shall be deemed to hold one (1) TLGY Class A Ordinary Share and one-half of one SPAC Public Warrant; all SPAC Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, with the holders of issued SPAC Units immediately prior to the Unit Separation ceasing to have any rights with respect to such SPAC Units, except as provided in the Business Combination Agreement or by applicable Law (as defined in the Business Combination Agreement);

6.2	each issued and outstanding SPAC Class B Ordinary Share of the Surviving Company (the “TLGY Class B Ordinary Share(s)”) shall be converted automatically into one TLGY Class A Ordinary Share by way of the redemption of all the TLGY Class B Ordinary Shares and the issuance on a 1 for 1 basis of TLGY Class A Ordinary Shares, following which, all such TLGY Class B Ordinary Shares shall be cancelled. The holders of TLGY Class B Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such cancelled shares, except as provided in the Business Combination Agreement or by Law;

6.3	with the exception of one (1) TLGY Class A Ordinary Shares that will be held by Pubco, each issued and outstanding TLGY Class A Ordinary Share will be converted automatically into one share of Pubco Class A Stock (as defined in the Business Combination Agreement) by way of redemption of all of the TLGY Class A Ordinary Shares and the issuance on a 1 for 1 basis of Pubco Class A Stock (as defined in the Business Combination Agreement), following which, all such TLGY Class A Ordinary Shares shall be cancelled. The holders of TLGY Class A Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights respect to such cancelled shares, except as provided in the Business Combination Agreement or by Law;

6.4	each issued and outstanding whole SPAC Public Warrant (including those resulting from the Unit Separation) shall automatically become one (1) Pubco Warrant Public (as defined in the Business Combination Agreement), and each SPAC Private Placement Warrant (as defined in the Business Combination Agreement) shall become one (1) warrant to purchase Pubco Class A Stock, in each case, in accordance with its terms;

6.5	each issued and outstanding TLGY Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the terms of the Amended and Restated Memorandum and Articles of Association of the Surviving Company (and not waived, withdrawn or otherwise lost such rights), will automatically be cancelled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount (as defined in the Business Combination Agreement) in accordance with the Amended and Restated Memorandum and Articles of Association of the Surviving Company.

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Clause 6 above.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Amended and Restated Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director or manager, as applicable, of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as of the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as of the date of this Plan of Merger.

13	The names and addresses of each director of the Surviving Company are:

13.1	Edward Chen of c/o StablecoinX Inc., 6160 Warren Parkway, Suite 100, Frisco, TX 75034;

13.2	Marc Piano of c/o StablecoinX Inc., 6160 Warren Parkway, Suite 100, Frisco, TX 75034;

13.3	John Griffiths of c/o StablecoinX Inc., 6160 Warren Parkway, Suite 100, Frisco, TX 75034;

13.4	Alkesh Shah of c/o StablecoinX Inc., 6160 Warren Parkway, Suite 100, Frisco, TX 75034; and

13.5	Thomas Tarala of c/o StablecoinX Inc., 6160 Warren Parkway, Suite 100, Frisco, TX 75034.

14	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the laws of State of Delaware.

17	At any time prior to the Effective Time, this Plan of Merger may be:

17.1	terminated by the board of directors and managers, as applicable, of either the Surviving Company or the Merging Company respectively;

17.2	amended by the board of directors and managers, as applicable, of both the Surviving Company and the Merging Company respectively to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors and managers, as applicable, of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders or members of the Surviving Company or the Merging Company, as determined by the directors and managers, as applicable, of both the Surviving Company and the Merging Company, respectively.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by:	)

Duly authorised for and on behalf of	)

TLGY Acquisition Corporation	)	/s/ Young Cho

	)	Name:	Young Cho

	)	Title:	Director

Plan of Merger

SIGNED for and on behalf of	)

StableCoinX SPAC Merger Sub LLC	)

	)	By:
)
)
)
)
)
)

/s/ Young Cho
		Name:	Young Cho
		Title:	Chief Executive Officer of StablecoinX Inc., the sole member of StablecoinX SPAC Merger Sub LLC

Plan of Merger

Annexure 1

Business Combination Agreement

BUSINESS COMBINATION AGREEMENT

by and among

TLGY ACQUISITION CORP.,

as SPAC,

STABLECOINX INC.,

as Pubco,

STABLECOINX SPAC MERGER SUB LLC,

as SPAC Merger Sub,

STABLECOINX ASSETS INC.,

as the Company,

and

STABLECOINX COMPANY MERGER SUB, INC.,

as Company Merger Sub

Dated as of July 21, 2025

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1	Certain Definitions	3

1.2	Interpretation	11

ARTICLE II MERGERS

2.1	SPAC Merger	12

2.2	Company Merger	13

2.3	Effective Time	13

2.4	Effect of the Merger	13

2.5	Organizational Documents	14

2.6	Directors and Officers of the Surviving Subsidiaries	14

2.7	Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub	14

2.8	Effect of Company Merger on Outstanding Securities of Company and Company Merger Sub	16

2.9	Effect of Mergers on Outstanding Securities of Pubco	17

2.10	Intended Tax Treatment	17

2.11	Taking of Necessary Action; Further Action	17

2.12	Withholding	17

i

ARTICLE III CLOSING

3.1	Closing	18

3.2	Pre-Closing Statements	18

3.3	Closing Deliveries	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC

4.1	Organization and Standing	19

4.2	Authorization; Binding Agreement	20

4.3	Governmental Approvals	20

4.4	Non-Contravention	20

4.5	Capitalization	20

4.6	SEC Filings; SPAC Financials; Internal Controls	21

4.7	No Litigation; Orders; Permits	22

4.8	Absence of Certain Changes	22

4.9	Compliance with Laws	22

4.10	Taxes and Returns	22

4.11	Employees and Employee Benefit Plans	23

4.12	Properties

4.13	Material Contracts	23

4.14	Transactions with Affiliates	23

4.15	Finders and Brokers	23

4.16	Certain Business Practices	23

4.17	Insurance	24

4.18	Independent Investigation	24

4.19	No Other Representations	24

4.20	Information Supplied	24

4.21	SPAC Trust Account	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, COMPANY MERGER SUB AND SPAC MERGER SUB

5.1	Organization and Standing	25

5.2	Authorization; Binding Agreement	25

5.3	Governmental Approvals	25

5.4	Non-Contravention	26

5.5	Capitalization	26

5.6	Pubco and Merger Sub Activities	26

5.7	Finders and Brokers	26

5.8	Ownership of Pubco Stock	26

5.9	Information Supplied	26

5.10	Independent Investigation	27

5.11	No Other Representations	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1	Organization and Standing	27

6.2	Authorization; Binding Agreement	27

6.3	Capitalization	28

6.4	Governmental Approvals	28

6.5	Non-Contravention	28

6.6	Absence of Certain Changes	29

6.7	Company Activities	29

6.8	Title to Assets	29

6.9	Employees and Benefit Plans	29

6.10	Certain Business Practices	29

6.11	PIPE	30

6.12	Finders and Brokers	30

6.13	Information Supplied	30

6.14	Independent Investigation	31

6.15	Taxes and Returns	31

6.16	No Other Representations	31

ARTICLE VII COVENANTS

7.1	Access and Information	32

7.2	Conduct of Business of the Company, Pubco, and Merger Sub	32

7.3	Conduct of Business of SPAC	34

7.4	Annual and Interim Financial Statements	36

7.5	SPAC Public Filings	37

7.6	No Solicitation	37

7.7	No Trading	38

7.8	Notification of Certain Matters	39

7.9	Efforts	39

7.10	Further Assurances	41

7.11	The Registration Statement	41

7.12	Public Announcements	45

7.13	Confidential Information	46

7.14	Post-Closing Pubco Board of Directors and Executive Officers	47

7.15	Indemnification of Directors and Officers; Tail Insurance	47

7.16	Use of Proceeds	48

7.17	Deregistration	49

7.18	Amendment and Restatement of Founder Registration Rights Agreement	49

7.19	PIPE Investments	49

7.20	Pubco Incentive Plan	50

7.21	Pubco A&R Organizational Documents	50

7.22	Seller Approval	50

ARTICLE VIII CLOSING CONDITIONS

8.1	Conditions to Each Party’s Obligations	50

8.2	Conditions to Obligations of the Company, Pubco, and Merger Subs	51

8.3	Conditions to Obligations of SPAC	52

8.4	Frustration of Conditions	53

ARTICLE IX TERMINATION AND EXPENSES

9.1	Termination	53

9.2	Effect of Termination	54

ARTICLE X WAIVERS AND RELEASES

10.1	Waiver of Claims Against Trust	55

10.2	Release and Covenant Not to Sue	56

ARTICLE XI MISCELLANEOUS

11.1	Survival	57

11.2	Notices	57

11.3	Binding Effect; Assignment	58

11.4	Third Parties	58

11.5	Fees and Expenses	58

11.6	Governing Law; Jurisdiction	59

11.7	WAIVER OF JURY TRIAL	59

11.8	Specific Performance	59

11.9	Severability	60

11.10	Amendment	60

11.11	Waiver	60

11.12	Entire Agreement	60

11.13	Counterparts	60

11.14	Legal Representation	61

11.15	No Recourse	61

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 21, 2025 by and among (a) TLGY Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (b) StableCoinX Inc., a Delaware corporation (“Pubco”), (c) StableCoinX SPAC Merger Sub LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (d) StableCoinX Company Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (e) StableCoinX Assets Inc., a Delaware corporation, (the “Company”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) subject to Section 2.1(b), SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company (the “SPAC Merger”), with the SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder, and (b) immediately following the SPAC Merger, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Collaboration Agreement, the Contribution Agreement, the Token Purchase Agreement and the PIPE Investments (as defined below), the “Transactions”), in each case, in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, SPAC, the Company and each Sponsor (as defined below) are entering into the Sponsor Support Agreement substantially in the form set forth on Exhibit A-1 (the “Sponsor Support Agreement”), providing that, among other things, (a) the Sponsors will vote in favor of the adoption and approval of this Agreement, the Ancillary Documents to which SPAC is a party and the Transactions, (b) following the consummation of the SPAC Merger, the Sponsors will exchange certain shares of Pubco Class A Stock issued to them in respect of their Founder Shares pursuant to Section 2.7(a)(iii) (the “Exchanged Founder Shares”) for Pubco Class B Stock and the right to receive Earnout Shares from Pubco in consideration for such Exchanged Founder Shares, and (c) following the consummation of the SPAC Merger, the Sponsors will exchange any warrant to purchase Pubco Class A Stock issued to them in respect of their SPAC Private Placement Warrants pursuant to Section 2.7(a)(iv) (the “Exchanged Private Warrants”) for the right to receive Earnout Shares from Pubco in consideration for their exchange of such SPAC Private Placement Warrants;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Company, Pubco, SPAC and certain Sellers (as defined below) are entering into Seller Support Agreements substantially in the form set forth on Exhibit A-2 (the “Seller Support Agreements”), providing that, among other things, the such Seller will vote in favor of the adoption and approval of this Agreement, the Ancillary Documents to which the Company is a party and the Transactions;

WHEREAS, on the date of this Agreement, Ethena Foundation, a Cayman Islands foundation company (“Ethena”), Ethena OpCo Ltd, a company registered in the British Virgin Islands (“Ethena OpCo”), the Company and Pubco entered into the Collaboration Agreement, pursuant to which, among other things, the parties thereto agreed (i) to collaborate on certain activities of, and provide certain services to, Pubco, (ii) that Ethena would grant to Pubco a right of participation in certain future token offerings, and (iii) to take certain actions to facilitate the transactions contemplated by that certain Token Purchase Agreement (as defined below) and the Cash PIPE (as defined below);

WHEREAS, on the date of this Agreement, Ethena, Pubco, SPAC and the Company entered into the Contribution Agreement (as defined herein), pursuant to which, Ethena has agreed to, among other things, prior to the Company Merger and subject to the Closing, contribute the ENA Contribution Amount to the Company in exchange for shares of Company Class B Stock (as defined below) (the “ENA Contribution”);

WHEREAS, on the date of this Agreement, (a) the ENA PIPE Investors (as defined below) have agreed to make a private investment in the Company by purchasing Company Class A Stock (as defined below) in the aggregate amount equal to the ENA PIPE Gross Proceeds prior to the Closing Date (the “ENA PIPE”), and (b) the Cash PIPE Investors (as defined below) have agreed to make a private investment in the Company by purchasing Company Class A Stock in the aggregate amount equal to the Cash PIPE Gross Proceeds (as defined below) prior to the Closing Date (the “Cash PIPE” and, together with the ENA PIPE, the “PIPE Investments”), in each case, pursuant to subscription agreements substantially in the form set forth on Exhibit B (the “PIPE Subscription Agreements”);

WHEREAS, on the date of this Agreement, Ethena OpCo and the Company, solely in its capacity as administrative agent for the Cash PIPE Investors, have entered into a token purchase agreement (the “Token Purchase Agreement”), pursuant to which Ethena OpCo has agreed to sell to the Company, in its capacity as administrative agent for the Cash PIPE Investors, a number of discounted locked ENA Tokens in an amount equal to a portion of the Cash PIPE Gross Proceeds, as adjusted pursuant to the terms of the Token Purchase Agreement;

WHEREAS, concurrently with the Closing, each Sponsor, SPAC, and Pubco, shall enter into an amended and restated registration rights agreement, which will amend and restate the Founder Registration Rights Agreement (as defined herein) to add Pubco as a party and cover the resale of the shares of Pubco Stock held by the Sponsors, the Sellers and Ethena substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, concurrently with the Closing, each of the current holders of outstanding Company Class B Stock (each, a “Seller”) and each of the SPAC Shareholders set forth on Annex A (the “Sponsors”) shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit D (each, a “Lock-Up Agreement”), pursuant to which each Seller and each Sponsor shall agree not to transfer its shares of Pubco Stock for a period of six (6) months after the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders;

WHEREAS, the respective boards of directors of Pubco and the Company have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective boards of managers of SPAC Merger Sub and Company Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Sponsor Support Agreement, the Seller Support Agreement, the Lock-Up Agreement, the Amended and Restated Registration Rights Agreement, the PIPE Subscription Agreements, the Pubco A&R Organizational Documents, the Collaboration Agreement, the Token Purchase Agreement and the Contribution Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, and the Cayman Islands are authorized to close for business.

“Cash PIPE Gross Proceeds” means $261,886,134.67, payable in U.S. dollars or U.S. dollar-denominated stablecoins.

“Cash PIPE Investors” means those Persons who are participating in the Cash PIPE pursuant to a PIPE Subscription Agreement entered into with Pubco, the Company and SPAC as of the date of this Agreement.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Collaboration Agreement” means the Collaboration Agreement by and between Ethena, Ethena OpCo, the Company, and Pubco, entered into concurrently with this Agreement, pursuant to which, among other things, the parties thereto agreed (i) to collaborate on certain activities of, and provide certain services to, Pubco, (ii) that Ethena would grant to Pubco a right of participation in certain future token offerings, and (iii) to take certain actions to facilitate the transactions contemplated by that certain Token Purchase Agreement and the Cash PIPE.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, SPAC Merger Sub, Company Merger Sub, the Company, or the Sellers or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of any Pubco, the Company, SPAC Merger Sub, Company Merger Sub or any of their respective Affiliates in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to Pubco, the Company, SPAC Merger Sub, Company Merger Sub, or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Company Pre-Closing Statement to be delivered by the Company to SPAC pursuant to Section 3.2(b).

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Company Merger Shares” means the shares of common stock, par value $0.001, of Company Merger Sub.

“Company Stockholders” means the holders of Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contribution Agreement” means the Contribution Agreement by and among Ethena, Pubco, SPAC and the Company, entered into concurrently with this Agreement, pursuant to which, Ethena has agreed to, among other things, prior to the Company Merger, contribute the ENA Contribution Amount in exchange for Company Class B Stock.

“Earnout Shares” means up to 3,600,000 shares of Pubco Class A Stock to be issued by Pubco to the Sponsors pursuant to the terms of the Sponsor Support Agreement.

“ENA Contribution Amount” means an amount of ENA Tokens equal to (a) $60,000,000, divided by (b)(i) the ENA Signing Price (which is $0.3008) multiplied by (ii) 0.70.

“ENA Signing Price” means the volume-weighted average of all ENA/USDT spot trades executed on Binance and Bybit during the thirty (30) consecutive calendar days ending two (2) days prior to the date hereof, calculated by aggregating trade data from both exchanges (or if such volume-weighted average price is unavailable, the market price of one ENA Token on such day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Company).

“ENA PIPE” means an aggregate number of ENA Tokens contributed to the Company by the ENA PIPE Investors pursuant to the PIPE Subscription Agreements.

“ENA PIPE Gross Proceeds” means $41,207,943.86 payable in the form of ENA Tokens; provided that, for the avoidance of doubt, the amount of the ENA PIPE Gross Proceeds shall not exceed 33% of the amount of the PIPE Gross Proceeds.

“ENA PIPE Investors” means those Persons who are participating in the ENA PIPE pursuant to a PIPE Subscription Agreement entered into with Pubco, the Company and SPAC as of the date of this Agreement. For the avoidance of doubt, Ethena is not an ENA PIPE Investor.

“ENA Token” means the native protocol governance token of the Ethena Protocol.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ethena Protocol” means the blockchain-based protocol and off-chain architecture, including its associated smart contracts, decentralized application infrastructure, and any related systems, code, or mechanisms, that facilitate the issuance, stabilization, staking, trading, or redemption of USDe, sUSDe, ENA and sENA, as well as any upgrades, forks or successors deployed on public blockchains or used in connection with the operation of such protocol.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 30, 2021, by and among SPAC and certain former shareholders of SPAC.

“Founder Shares” means, prior to the SPAC Merger, the SPAC Class B Ordinary Shares and any SPAC Class A Ordinary Shares issued upon conversion of the SPAC Class B Ordinary Shares in accordance with the terms of the SPAC Memorandum and Articles and, immediately following the SPAC Merger, any shares of Pubco Class A Stock into which such shares are exchanged in connection with the SPAC Merger.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of November 30, 2021, (File No. 333-260242).

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, with respect to clause (a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of ENA Tokens (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Merger Sub Member Approval” means the vote or unanimous resolution of Pubco as (i) the sole member of SPAC Merger Sub required to approve the SPAC Merger and SPAC Plan of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the Cayman Act and the DLLCA, and (ii) the sole member of Company Merger Sub required to approve the Company Merger as determined in accordance with the Organizational Documents of Company Merger Sub and the DGCL.

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Gross Proceeds” means the sum of the Cash PIPE Gross Proceeds plus the ENA PIPE Gross Proceeds.

“PIPE Investors” means the ENA PIPE Investors and the Cash PIPE Investors.

“Pubco and Merger Sub Fundamental Representations” means the representations and warranties made by Pubco, SPAC Merger Sub and Company Merger Sub pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.0001 per share, of Pubco.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.0001 per share, of Pubco.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement.

“Pubco Public Warrant” means a warrant to purchase one (1) share of Pubco Class A Stock at an exercise price of $11.50 per share, subject to adjustment.

“Pubco Stock” means collectively, the Pubco Class A Stock and the Pubco Class B Stock.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Public Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Agreements” means the Securities and Exchange Agreements by and between Pubco and the Sponsors, substantially in the form set forth on Exhibit A to the Sponsor Support Agreements, which shall be entered into at the Closing.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC and (b) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to Pubco pursuant to Section 3.2(a).

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.15 (Finders, Brokers, and Advisors).

“SPAC Loans” means the loans made to SPAC by the Sponsors or any of their Affiliates for the purpose of financing (a) costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC or (b) a portion of the Redemption Amount as described in the SEC Reports.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association adopted by special resolution dated April 15, 2025 of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Units” means the membership interests of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC.

“SPAC Private Placement Warrants” means each warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, issued in a private placement in connection with the IPO.

“SPAC Public Shareholders” means holders of SPAC Public Shares.

“SPAC Public Shares” means the SPAC Class A Ordinary Shares issued and sold in the IPO.

“SPAC Public Warrant” means each warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, other than the SPAC Private Placement Warrants.

“SPAC Shareholders” means the shareholders of SPAC, including the SPAC Public Shareholders and the Sponsors, as of immediately prior to the Effective Time.

“SPAC Units” means the units, each consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant, of the SPAC.

“SPAC Warrants” means the SPAC Private Placement Warrants and SPAC Public Warrants.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or attachments thereto, and any amendments thereof) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security (and related contributions due in relation to the payment of compensation to employees), excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, in each case, in the nature of taxes and imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 30, 2021, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Merger, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

1.2 Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “dollars” or “$” means United States dollars.

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (each as defined herein) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE II
MERGERS

2.1 SPAC Merger.

(a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger, and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC shall be merged with and into SPAC Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC Merger Sub shall continue as the surviving company. SPAC Merger Sub, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC Merger Sub for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the Cayman Act and the DLLCA.

(b) Notwithstanding the foregoing, prior to the Effective Time, if the Parties determine by mutual agreement in their reasonable discretion that it is advisable for SPAC to be the surviving company, then at the Effective Time, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. If the Parties determine that the SPAC Merger shall be consummated in accordance with this Section 2.1(b), all references herein to the SPAC Surviving Subsidiary shall be deemed to mean SPAC, as the surviving company after the SPAC Merger, all references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary, and all references to the SPAC Merger shall be deemed to refer to the consummation of the merger as contemplated by this Section 2.1(b).

2.2 Company Merger. At the Effective Time, immediately following the effectiveness of the SPAC Merger, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and Company shall continue as the surviving company. Company, as the surviving company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the DGCL.

2.3 Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall enter into and file a plan of merger (the “SPAC Plan of Merger”) together with such other documents as provided by Section 233 of the Cayman Act with the Cayman Registrar in accordance with the Cayman Act and the DLLCA, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act and the Company Merger shall become effective at the time on the Closing Date when the Company Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the SPAC Plan of Merger or the Company Certificate of Merger, as applicable) (such time, the “Effective Time”), provided that the Company Merger shall become effective immediately after the effectiveness of the SPAC Merger.

2.4 Effect of the Mergers.

(a) At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the SPAC Plan of Merger and the applicable provisions of the Cayman Act and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

(b) At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

2.5 Organizational Documents.

(a) At the Effective Time, the amended and restated memorandum and articles of association of SPAC Surviving Subsidiary shall be the amended and restated memorandum and articles of association of SPAC Merger Sub, as in effect immediately prior to the Effective Time.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company Surviving Subsidiary shall be the same as the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time.

(c) At or prior to the Effective Time, Pubco shall amend and restate the Pubco Organizational Documents to reflect the terms of the Pubco A&R Organizational Documents, including the filing of amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

2.6 Directors and Officers of the Surviving Subsidiaries.

(a) At the Effective Time, the board of directors and executive officers of the SPAC Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco.

(b) At the Effective Time, the board of directors and executive officers of the Company Surviving Subsidiary shall be the same as the board of directors and executive officers of the Company.

2.7 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. By virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a) SPAC Ordinary Shares.

(i) The Unit Separation. To the extent any SPAC Units remain outstanding and unseparated, the SPAC Class A Ordinary Shares and the SPAC Public Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”), and the holder of each SPAC Unit shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant; all SPAC Units shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, with the holders of issued SPAC Units immediately prior to the Unit Separation ceasing to have any rights with respect to such SPAC Units, except as provided herein or by applicable Law.

(ii) SPAC Class B Ordinary Shares. Immediately prior to the Effective Time, each issued and outstanding SPAC Class B Ordinary Share shall be converted automatically into one SPAC Class A Ordinary Share, following which, all such SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of SPAC Class B Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(iii) SPAC Class A Ordinary Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (excluding those described in Section 2.7(a)(v), Section 2.7(b) and Section 2.7(e)) shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders SPAC Class A Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(iv) SPAC Warrants. At the Effective Time, each then issued and outstanding whole SPAC Public Warrant (including those resulting from the Unit Separation) shall automatically become one (1) Pubco Public Warrant, and each SPAC Private Placement Warrant shall become one (1) warrant to purchase Pubco Class A Stock, in each case, in accordance with its terms.

(v) Redeeming Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(vi) Founder Share Exchange. On the terms and subject to the conditions set forth in the Sponsor Support Agreements, immediately after the Effective Time, all of the issued and outstanding Exchanged Founder Shares shall be cancelled in exchange for shares of Pubco Class B Stock equal to the number of Retained Founder Shares (as defined in the Sponsor Support Agreement) and the contingent right to receive a certain number of Earnout Shares, in each case, pursuant to the terms of the Sponsor Support Agreement.

(vii) SPAC Private Placement Warrant Exchange. On the terms and subject to the conditions set forth in the Sponsor Support Agreements, immediately after the Effective Time, all of the issued and outstanding Exchanged Private Warrantsshall be cancelled in exchange for the contingent right to receive a certain number of Earnout Shares pursuant to the terms of the Sponsor Support Agreement.

(b) Treasury Shares. Notwithstanding Section 2.7(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) SPAC Merger Sub Units. At the Effective Time, all SPAC Merger Sub Units issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, the SPAC Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically cancelled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid by SPAC the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable shares of Pubco Class A Stock, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall be cancelled and converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable shares of Pubco Class A Stock pursuant to Section 2.7(a), without any interest thereon. Prior to the Closing, SPAC shall give the Company and Sellers prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands. If any SPAC Shareholder gives to SPAC, before the Required Shareholder Approval is obtained at the Extraordinary General Meeting (as defined herein), written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and the Company may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article VIII.

(f) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

2.8 Effect of Company Merger on Outstanding Securities of Company and Company Merger Sub. At the Effective Time, immediately following the consummation of the SPAC Merger, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of Company, Pubco or Company Merger Sub:

(a) Company Class A Stock. At the Effective Time, immediately following the SPAC Merger and the PIPE Investment, each issued and outstanding share of Company Class A Stock (excluding those described in Section 2.8(c)) shall be converted automatically into one share of Pubco Class A Stock, following which, all such shares of Company Class A Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Company Class A Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(b) Company Class B Stock. At the Effective Time, immediately following the SPAC Merger and the ENA Contribution, each issued and outstanding share of Company Class B Stock (excluding those described in Section 2.8(c)) shall be converted automatically into one share of Pubco Class A Stock and one share of Pubco Class B Stock, following which, all such shares of Company Class B Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Company Class B Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(c) Treasury Shares. Notwithstanding Section 2.8(a) or (b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Stock (as defined herein) that are owned by the Company as treasury shares immediately prior to the Effective Time, such shares of Company Stock shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Company Merger Sub Shares. At the Effective Time, all Company Merger Sub Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Company Surviving Subsidiary.

(f) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

2.9 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.10 Intended Tax Treatment. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (a) the SPAC Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and/or, if applicable, together with the Company Merger, the ENA Contribution, the PIPE Investments and the transactions occurring pursuant to the Sponsor Support Agreements, a transaction governed by Section 351(a) of the Code (as applicable, the “SPAC Merger Intended Tax Treatment”), (b) the Company Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and/or, together with the ENA Contribution, the PIPE Investments and the transactions occurring pursuant to the Sponsor Support Agreements (and if applicable, the SPAC Merger), a transaction governed by Section 351(a) of the Code and (c) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”). The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledges and agrees that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences to it that may result if the Mergers do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the SPAC Merger Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC and SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12 Withholding. Each of Pubco, the SPAC Surviving Subsidiary and the Company Surviving Subsidiary (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that, other than with respect to compensatory payments, if any, the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and Pubco, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article VIII have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and Pubco may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Pre-Closing Statements.

(a) At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 11.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Company at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b) At least four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a written statement setting forth the Company’s good faith estimate and calculation of the Company Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such Company Expenses in accordance with Section 11.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(b), the “Company Pre-Closing Statement”). The Company shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Company Pre-Closing Statement, and to the extent the Company agrees, acting in good faith and reasonably, with any such comments, the Company will deliver an updated Company Pre-Closing Statement incorporating such comments.

3.3 Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered:

(i) to the Company and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to SPAC;

(ii) to the Company and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby,

(C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound; and

(iii) to Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and the Sponsors.

(b) At the Closing, Pubco shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco, Company Merger Sub and SPAC Merger Sub, as applicable; and

(ii) to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii) a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco.

(c) At the Closing, the Company shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to the Company;

(ii) to Pubco, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iii) to SPAC, a certificate from its secretary or other executive officer or director certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its directors and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco, SPAC Merger Sub, and Company Merger Sub as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters (as defined herein) be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract (as defined herein), except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) SPAC is authorized to issue (i) 550,000,000 SPAC Ordinary Shares, consisting of (A) 500,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 5,834,076 SPAC Class A Ordinary Shares, and (B) 105,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(e) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(f) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(h) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8 Absence of Certain Changes. The SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.10 Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld by it, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened in writing against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or that are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (except, for the avoidance of doubt, for automatic or validly granted extensions of time to file Tax Returns). SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes). SPAC has not made an election to be treated as a domestic corporation under Section 897(i) of the Code.

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Except for the Contracts with the Sponsors included in the SEC Reports, Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC (and any (a) present or former director, officer, employee, direct equity holder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof).

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Company, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17 Insurance. Copies of all insurance policies held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules or the Pubco Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco, SPAC Merger Sub or Company Merger Sub for the Registration Statement (as defined herein).

4.19 No Other Representations. Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, SPAC Merger Sub or Company Merger Sub in Article V and the Company in Article VI, none of Pubco, SPAC Merger Sub, Company Merger Sub, or the Company, is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, SPAC Merger Sub, Company Merger Sub, or the Company), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, SPAC Merger Sub, Company Merger Sub, or the Company. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, SPAC Merger Sub, Company Merger Sub, and the Company, have specifically disclaimed any such other representations and warranties.

4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing (each as defined herein) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, SPAC Merger Sub, Company Merger Sub, or any of their respective Affiliates.

4.21 SPAC Trust Account. As of June 30, 2025, there was $6,051,706.59 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Sellers, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO, COMPANY MERGER SUB AND SPAC MERGER SUB

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco, SPAC Merger Sub and Company Merger Sub severally and not jointly represent and warrant to SPAC, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1 Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of SPAC Merger Sub and Company Merger Sub are duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate and limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, SPAC Merger Sub and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the Merger Sub Member Approval, each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco, SPAC Merger Sub and Company Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the Merger Sub Member Approval), on the part of Pubco, SPAC Merger Sub or Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, SPAC Merger Sub or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco, SPAC Merger Sub or Company Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under the DGCL, DLLCA, and the Cayman Act and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by each of Pubco, SPAC Merger Sub and Company Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the Merger Sub Member Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date of this Agreement, (i) Pubco is authorized to issue (A) 10,000,000 shares of Pubco Class A Stock, none of which are issued and outstanding, and (B) 1,000,000 shares of Pubco Class B Stock, of which one share of Pubco Class B Stock is issued and outstanding, (ii) SPAC Merger Sub is authorized to issue 100 SPAC Merger Sub Units, of which 100 SPAC Merger Sub Units are issued and outstanding, which are owned by Pubco, and (iii) Company Merger Sub is authorized to issue 10,000 Company Merger Sub Shares, of which 1,000 Company Merger Sub Shares are issued and outstanding, which are owned by Pubco.

5.6 Pubco and Merger Sub Activities. Since their formation, Pubco, SPAC Merger Sub and Company Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco, SPAC Merger Sub and Company Merger Sub are not party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, SPAC Merger Sub or Company Merger Sub or any of their Affiliates.

5.8 Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares, and to the Sellers in exchange for their Company Stock, in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, SPAC Merger Sub or Company Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company, or any of their respective Affiliates.

5.10 Independent Investigation. Each of Pubco, SPAC Merger Sub and Company Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco, SPAC Merger Sub or Company Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement.

5.11 No Other Representations. Except for the representations and warranties expressly made by Pubco, SPAC Merger Sub and/or Company Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco, SPAC Merger Sub or Company Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco, SPAC Merger Sub or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco, SPAC Merger Sub and Company Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, SPAC Merger Sub or Company Merger Sub or any of their respective Representatives. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, and the Company in Article VI, none of SPAC or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco, SPAC Merger Sub and Company Merger Sub or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco, SPAC Merger Sub and Company Merger Sub or any of their respective Representatives by any Representative of SPAC), including any representations or warranties regarding the probable success or profitability of the business of SPAC and the Company. Each of Pubco, SPAC Merger Sub and Company Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC has specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s or the Company’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of the Company, as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) As of the date of this Agreement, the Company is authorized to issue (i) 50,000,000 shares of Class A common stock (collectively, the “Company Class A Stock”), of which there are no shares of Company Class A Stock issued and outstanding, and (ii) 10,000,000 shares of Class B common stock (collectively, the “Company Class B Stock” and, together with the Company Class A Stock, the “Company Stock”), of which there are 700,000 shares of Company Class B Stock issued and outstanding, which is owned by the Sellers, as set forth on Schedule 6.3 of the Company Disclosure Schedule.

(b) As of the Closing, (i) all shares of Company Class A Stock issued and outstanding will be owned by the Cash PIPE Investors and ENA PIPE Investors, issued pursuant to the terms of the PIPE Subscription Agreements with the applicable investment amounts set forth on Annex B, and (ii) all shares of Company Class B Stock issued and outstanding, will be owned by the Sellers and Ethena, in the amounts set forth on Annex B.

(c) The Company does not have any Subsidiaries or own any equity interests in any other Person.

6.4 Governmental Approvals. No Consent of any Governmental Authority on the part of the Company is required to be obtained in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.5 Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to the Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6 Absence of Certain Changes. Except as set forth on Section 6.6 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, the Company has not been subject to a Material Adverse Effect.

6.7 Company Activities. Since its incorporation, the Company has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to the ENA Contribution and PIPE Subscription Agreements and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which the Company is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which the Company is a party, the Company is not party to or bound by any Contract. The Company does not lease or own any real property or any interest in real property.

6.8 Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement and the PIPE Subscription Agreements, the Company will have all rights, title and interest in and to the ENA Tokens contributed into the Company pursuant to the Contribution Agreement and the PIPE Subscription Agreements.

6.9 Employees and Benefit Plans. The Company does not have any employees and does not have any Benefit Plans.

6.10 Certain Business Practices.

(a) Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither the Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) To the Knowledge of the Company, the operations of the Company are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company, nor, to the Knowledge of the Company, any of its directors, officers or employees acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list, and the Company has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.11 PIPE.

(a) As of the date of this Agreement, other than the PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between Company and any PIPE Investor relating to any PIPE Subscription Agreements that could materially and adversely affect the obligation of such PIPE Investors to contribute to Company the applicable portion of the PIPE Gross Proceeds set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Company, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any PIPE Investor in respect of the PIPE, except as set forth in the PIPE Subscription Agreements.

6.12 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

6.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or any of its Affiliates.

6.14 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15 Taxes and Returns. The Company has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld by it. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened in writing against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments that are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens. The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (except, for the avoidance of doubt, for automatic or validly granted extensions of time to file Tax Returns). The Company does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

6.16 No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, and Pubco, SPAC Merger Sub and Company Merger Sub in Article V, none of SPAC, Pubco, SPAC Merger Sub or Company Merger Sub is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco, SPAC Merger Sub or Company Merger Sub,), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco, SPAC Merger Sub or Company Merger Sub. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco, SPAC Merger Sub and Company Merger Sub have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.15 nothing in this Section 6.15 shall limit SPAC’s or Pubco’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, SPAC Merger Sub and Company Merger Sub shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Company, SPAC Merger Sub or Company Merger Sub, as SPAC or its respective Representatives may reasonably request regarding Pubco, the Company, SPAC Merger Sub or Company Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco, SPAC Merger Sub and Company Merger Sub to reasonably cooperate with SPAC and its respective Representatives in their investigation; provided, however, that SPAC and its respective Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Company, SPAC Merger Sub or Company Merger Sub.

(b) During the Interim Period, subject to Section 7.13, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

7.2 Conduct of Business of the Company, Pubco, and Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.2(a) of the Company Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, SPAC Merger Sub, Company Merger Sub and the Company shall (i) only engage in activities relating to the initial organization and commencement of their respective operations, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.2(b) of the Company Disclosure Schedules, or as required in connection with the Transactions or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, SPAC Merger Sub or Company Merger Sub shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) amend, waive or otherwise change, in any respect, or terminate the Sponsor Support Agreements or the Securities Exchange Agreements;

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(vi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco, SPAC Merger Sub or Company Merger Sub;

(ix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xi) make, change or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(xii) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 7.2(a) and 7.2(b), without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) the Company shall not issue any Company Stock (other than pursuant to the PIPE Subscription Agreements and the Contribution Agreement), and (ii) no Seller shall sell, transfer or dispose of any Company Stock owned by such Seller.

7.3 Conduct of Business of SPAC.

(a) Unless Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC, and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, other than as may be required to extend the time with which it has to complete an initial business combination;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 7.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses);

(v) make, change or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement;

(vii) amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 7.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii) other than drawings on the SPAC Loans or as expressly required by the Sponsor Support Agreements, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to Pubco (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, the Company shall deliver to SPAC, the audited and/ or reviewed financial statements of the Company and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the unaudited consolidated financial statements of the Company and Pubco, as applicable, consisting of the consolidated balance sheet of the Company and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the audited consolidated financial statements of the Company and Pubco, consisting of the consolidated audited balance sheet of the Company or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years or such shorter period as the Company has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

7.5 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Ordinary Shares on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, SPAC Merger Sub, and Company Merger Sub, and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. Each of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, SPAC Merger Sub, and Company Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) Following the date of this Agreement, SPAC and Pubco shall jointly prepare with the reasonable assistance of the Company, and, as promptly as practicable after completion of the Company’s audited financial statements described in Section 7.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Class A Stock to be issued upon exchange of the shares held by the SPAC Shareholders, the Sellers, the PIPE Investors and Ethena under this Agreement, in each case, to the extent such registration is permitted under the Securities Act, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the SPAC Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Plan of Merger, and (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Sellers, the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 7.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Sellers (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company and the Sellers shall provide SPAC and Pubco with such information concerning the Company, the Sellers and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and any Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Sellers with copies of any written comments, and shall inform the Sellers of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Sellers and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board, subject to Section 7.11(d)(ii), recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties.

(i) Subject to Section 7.11(d)(ii), the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (iv) of the definition thereof. For the avoidance of doubt, (x) an Intervening Event Change in Recommendation shall constitute a Modification in Recommendation, and (y) in the event that the SPAC Board does not make an Intervening Event Change in Recommendation, the SPAC Board, in furtherance of its fiduciary duty, shall still be permitted to advise SPAC Shareholders of their right to redeem in the Redemption and provide the SPAC Shareholders with a detailed explanation and rationale for such advice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv) To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (z) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 7.11, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC may adjourn or postpone the Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting; provided that the Extraordinary General Meeting may not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

7.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Company, Pubco, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement), provided that SPAC provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsors shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent SPAC, Pubco, or the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 7.12.

7.13 Confidential Information.

(a) The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of one (1) year after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 7.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, SPAC Merger Sub, and Company Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, SPAC Merger Sub, Company Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) persons, including (i) one (1) person who is designated, prior to the Closing, by Ethena, (ii) one (1) person who is designated, prior to the Closing, by the Sellers, and (iii) three (3) persons who are designated, prior to the Closing, by the mutual agreement of Ethena and the Sellers, all three (3) of whom shall be required to qualify as an independent director under Nasdaq rules. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, the Sellers, and Ethena.

(b) The Parties shall take all action necessary, so that the individuals serving as the chief executive officer of Pubco immediately after the Closing will be Young Cho.

7.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Sponsors, the Company, Pubco, SPAC Merger Sub and Company Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco, SPAC Merger Sub or Company Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, SPAC, the Company, SPAC Merger Sub and Company Merger Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco, SPAC Merger Sub and Company Merger Sub, to the extent permitted by applicable Law. The provisions of this Section 7.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 7.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 7.15(a). In addition to the foregoing, only to the extent not covered by the existing directors’ and officers’ insurance of SPAC or, from and after the Effective Time, the D&O Tail Insurance, and further only to the extent not covered (or excluded) by the indemnity and exculpatory provisions contained in the SPAC Memorandum and Articles, Pubco hereby agrees to indemnify, defend and hold harmless the current directors of SPAC (and their heirs and legal representatives) and the Sponsors, to the fullest extent permitted by applicable Law, from, against and in respect of any and all losses, Liabilities, damages, penalties, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) paid, suffered or incurred by, or imposed upon, any such Person that are based upon, arise out of or result from, in whole or in part, directly or indirectly, any shareholder Action relating to the board’s failure to make a Modification in Recommendation in response to an adverse and material event involving SPAC and occurring after the date of this Agreement, which becomes known to the SPAC Board prior to the Extraordinary General Meeting.

(b) Prior to the Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers and the Sponsors that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

7.16 Use of Proceeds.

(a) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 7.16(b).

(b) The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article VIII, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of the PIPE Investment shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 11.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net proceeds of the PIPE Investment shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

7.17 Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

7.18 Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco, and the Sponsors shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

7.19 PIPE Investments.

(a) Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements, and exercising its right to specifically enforce the PIPE Subscription Agreements pursuant to the terms thereof.

(b) Subject to the terms of the Contribution Agreement, immediately prior to the Closing, Ethena shall complete the ENA Contribution by contributing to the Company the ENA Contribution Amount, which ENA Tokens shall be placed in a custodial account with Anchorage Digital Bank N.A. (“Anchorage”) serving as the custodian (the “Custodial Account”).

(c) Subject to the terms of the Token Purchase Agreement, upon the funding of the Cash PIPE by the Cash PIPE Investors in accordance with the terms of the PIPE Subscription Agreements, the Company, acting solely in its capacity as administrative agent for the Cash PIPE Investors, will, pursuant to the terms of the Token Purchase Agreement, use a portion of the proceeds from the Cash PIPE to purchase ENA Tokens from Ethena OpCo (such purchase, the “Locked ENA Token Sale”).

(d) All of the ENA Tokens received by the Company from (i) Ethena OpCo in connection with the Locked ENA Token Sale and (ii) the ENA PIPE Investors, shall be placed in the Custodial Account.

7.20 Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the SPAC.

7.21 Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents on terms that are satisfactory to the Company, SPAC, and Ethena, each acting reasonably (the “Pubco A&R Organizational Documents”).

7.22 Seller Approval.

(a) After the Registration Statement becomes effective, the Company shall solicit, and as promptly as reasonably practicable thereafter use reasonable best efforts to obtain and deliver to SPAC and Pubco, a written consent from the Company Stockholders holding a majority of the outstanding Company Stock (the “Written Consent”), approving this Agreement, the other Ancillary Documents to which Company is a party, and the consummation of the Transactions, including the Company Merger (the “Company Stockholder Approval”).

(b) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not executed the Written Consent any notice required by Sections 228(e) (if applicable) and 262 of the DGCL.

(c) The Company shall, through the board of directors of the Company, recommend to the Company Stockholders the adoption of this Agreement and, as applicable, the approval of each Ancillary Document to which the Company is, or is contemplated to be, a party, and the Transactions (including the Company Merger), on the terms and subject to the conditions set forth herein and therein, and the board of directors of the Company shall not, and shall not publicly propose to, withhold, withdraw, amend, qualify or modify such recommendation.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d) Exchange Listing. The shares of Pubco Class A Stock shall have been approved for listing on Nasdaq or another national exchange reasonably acceptable to Pubco, SPAC, the Sellers and Ethena, subject only to notice of issuance.

(e) Funding of the PIPE Investments.

(i) The PIPE Investors shall have fully funded the PIPE Investments in accordance with Section 7.19 and their respective PIPE Subscription Agreements.

(ii) Ethena shall have completed the ENA Contribution in accordance with Section 7.19 and the Contribution Agreement, and the applicable ENA Tokens shall have been placed into the Custodial Account.

(iii) Ethena OpCo shall have completed the Locked ENA Token Sale in accordance with Section 7.19 and the Token Purchase Agreement, and the applicable ENA Tokens shall have been placed into the Custodial Account.

(f) Collaboration Agreement. The Collaboration Agreement executed by the parties thereto concurrently with this Agreement shall be in full force and effect and shall not have been amended, revoked, rescinded or otherwise repudiated by Ethena or any of its Affiliates.

(g) Token Purchase Agreement. The Token Purchase Agreement executed by the parties thereto concurrently with this Agreement shall be in full force and effect and shall not have been amended, revoked, rescinded or otherwise repudiated by Ethena OpCo or any of its Affiliates.

(h) Regulatory Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under any applicable Antitrust Laws shall have expired and all other necessary consents of any Governmental Authority shall have been obtained, made or expired, as applicable.

8.2 Conditions to Obligations of the Company, Pubco, and Merger Subs. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, SPAC Merger Sub and Company Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties.

(i) The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Sponsor Support Agreement. Each of the covenants of the Sponsors required under the Sponsor Support Agreements to be performed as of or prior to the Closing shall have been performed in all material respects and the Sponsor Support Agreements shall remain in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any Sponsor or any of their Affiliates.

8.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 8.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) The Company Fundamental Representations (other than Section 6.3(a)) and Pubco and Merger Sub Fundamental Representations (other than Section 5.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations, or Pubco and Merger Sub Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub (other than the Company Fundamental Representations and Pubco and Merger Sub Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Pubco.

(b) Agreements and Covenants. Each of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco, SPAC Merger Sub or Company Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Sellers or (B) five (5) Business Days prior to the Outside Date; provided, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, SPAC Merger Sub or Company Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by the Company to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;

(f) by written notice by SPAC to the Company, if (i) there has been a material breach by the Company, Pubco, SPAC Merger Sub or Company Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if at such time SPAC is in material uncured breach of this Agreement; or

(g) without prejudice to the SPAC’s obligations under Section 7.11(d)(i), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 11.5 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. The Company, Pubco, SPAC Merger Sub, and Company Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO and from certain loans agreed to be made by Sponsor (including interest accrued from time to time thereon) for the benefit of SPAC Public Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the SPAC Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination, (b) to the SPAC Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, SPAC Merger Sub, and Company Merger Sub hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco, SPAC Merger Sub, Company Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, SPAC Merger Sub, and Company Merger Sub on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco, SPAC Merger Sub, and Company Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, SPAC Merger Sub, and Company Merger Sub each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, SPAC Merger Sub, Company Merger Sub, or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 10.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco, SPAC Merger Sub, and Company Merger Sub to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 10.1 shall survive termination of this Agreement for any reason.

10.2 Release and Covenant Not to Sue.

(a) Effective as of the Closing, to the fullest extent permitted by applicable Law, each of Pubco and the Company, on behalf of itself and its Affiliates that owns any share or other equity interest in or of Pubco or the Company (the “Company Releasing Persons”), hereby releases and discharges the SPAC and the Sponsors from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Company Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from SPAC, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Company Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Company Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

(b) Effective as of the Closing, to the fullest extent permitted by applicable Law, SPAC, on behalf of itself and its Affiliates that owns any share or other equity interest in or of SPAC (the “SPAC Releasing Persons”), hereby releases and discharges Pubco, the Company, Company Merger Sub, and SPAC Merger Sub, from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such SPAC Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each SPAC Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a SPAC Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

ARTICLE XI

MISCELLANEOUS

11.1 Survival. Except as otherwise contemplated by Section 9.2, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19, 5.12, and 6.14 or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto) and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.12, Section 7.15, Section 7.19, Section 10.1 and this Article XI.

11.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, at or prior to the Closing, to:

TLGY Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attn: Young Cho

Email: ycho@tlgycpc.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711, USA

Attn: Elliott M. Smith

Email: ElliottSmith@perkinscoie.com

If to Pubco, the Company, SPAC Merger Sub, or Company Merger Sub at, prior to or after the Closing or to SPAC after the Closing, to:

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attn: Young Cho

Email: ycho@tlgycpc.com

with a copy (which will not constitute notice) to:

Edelman Legal Advisory PLLC

400 Rella Blvd, Suite 165

Suffurn, New York 10901

Attn: Ari Edelman

Email: ari@edelmanlegal.com

11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of Pubco, the Company, SPAC Merger Sub or Company Merger Sub), Pubco (in the case of SPAC), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.14(a) and (b) the past, present or future directors, officers, agents, employees, equity holders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 11.1 and Section 11.14.

11.5 Fees and Expenses.

(a) Subject to Sections 10.1 and 11.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 11.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) Notwithstanding the terms of Section 11.5(a) regardless of whether the Closing occurs, SPAC shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, and (ii) submitting to Nasdaq a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom).

11.6 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.6.

11.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, and the Company.

11.11 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Perkins Coie LLP (“PC”) may have, prior to Closing, jointly represented SPAC, and the Sponsors in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, PC will be permitted in the future, after Closing, to represent the Sponsors or their Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, SPAC Merger Sub and Company Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with PC’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, SPAC Merger Sub, Company Merger Sub, SPAC, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by PC of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of PC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsors, shall be controlled by the Sponsors and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Edelman Legal Consulting PLLC (“ELC”) may have, prior to Closing, jointly represented Pubco, SPAC Merger Sub, Company Merger Sub and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, SPAC Merger Sub, Company Merger Sub, the Company, and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, ELC will be permitted in the future, after Closing, to represent Pubco, SPAC Merger Sub, Company Merger Sub and the Company or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Pubco, the Company, SPAC Merger Sub and Company Merger Sub shall be deemed the clients of ELC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

11.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equity holder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC

TLGY ACQUISITION CORP

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

Pubco

STABLECOIN X INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

SPAC Merger Sub

STABLECOINX SPAC MERGER SUB LLC

By:	/s/ Young Cho
Name:	Young Cho
Title:	Authorized Person

Company Merger Sub

STABLECOINX COMPANY MERGER SUB, INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	President

Company

STABLECOINX ASSETS, INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

SPAC Shareholders

1.	CPC Sponsor Opportunities I, LP

2.	CPC Sponsor Opportunities I (Parallel), LP

3.	TLGY Sponsors LLC

4.	TLGY Holdings LLC

5.	Kim Revocable Family Trust

6.	Robert Bryan Jacoboski

7.	Calvert Simmons

8.	RH Rebels LLC

9.	Tetsuro Onitsuka

10.	DB Venture Fund LLC

11.	Choong-Won Richard Kim

12.	Chan Chi Keung Alan

13.	Centaury Management Limited

14.	Hyunchan Cho

15.	Donghyun Han

16.	Shrijay Vijayan

Annex B

Capitalization

(i)

PIPE Investors

Name	Subscription amount
1Kx LP	$5,000,000.00
2661417 Ontario Inc.	$2,025,000.00
Adrian Lai Yu Kan	$500,000.00
Akshat Vaidya	$150,000.00
Alexander Richard Blair Nimmo	$200,000.00
Andrew Kang	$10,000,000.00
Aquamarine Markets	$300,000.00
Ashwin Ramachandran	$750,000.00
Block Space Force One Limited	$250,000.00
Bodhi Ventures LL-FZ	$13,000,000.00
Brandon Tan Jun Da	$2,100,000.00
Brett Leve	$400,000.00
Caleb Banister	$1,142,256.79
Carmen Cheng	$1,500,000.00
Cheong Jun Yoong	$750,000.00
Cheung Kin Hang Kenneth	$3,000,000.00
CMT Digital Opportunities Fund LP	$9,000,000.00
CoinFund Liquid Opportunities LP	$3,150,000.00
Connor Hughes	$1,000,000.00
Daniel Cheung	$500,000.00
Destination 2032, LLC	$3,000,000.00
Diogo Monica	$1,000,000.00
Distributed Protocols PTE. LTD.	$6,000,000.00
Dragonfly Ventures III SPC	$20,000,000.00
Elune Capital Limited	$10,000,000.00
Evgeny Gaevoy	$1,000,000.00
FinTech Collective DeFi Fund II LP	$1,500,000.00
First Solana Beach Limited	$1,000,000.00
Folius Digital Opportunities Master Fund Ltd.	$1,000,000.00
Galaxy Digital LP	$2,000,000.00
Guy Young	$1,000,000.00
HV Acceleration Fund II LP	$5,000,000.00
Kevin Hu	$750,000.00

Kingsway Frontier Consumer Opportunities (FCO4) Growth Fund IV Ltd.	$1,000,000.00
Lantern Management Fund LP	$15,000,000.00
LayerZero Labs Ltd.	$11,335,203.53
Lightspeed Faction Fund I, LP	$3,000,000.00
Littlefield Ventures Inc.	$6,125,312.37
Liu Guojie	$700,000.00
Maelstrom Fund (BVI), Ltd.	$1,000,000.00
Mantle EF Holdings Limited	$10,000,000.00
Maven 11 Blockchain Venture Fund 2 LP	$4,500,000.00
Merchant Seven, LLC	$1,000,000.00
Merkle Tree Markets Ltd.	$12,500,000.00
MoneyBites Media INC.	$2,000,000.00
MNNC Capital Digital Asset Opportunities Master Fund, LP	$1,500,000.00
Nascent Limited Partnership	$6,000,000.00
Ng Kum Yuen Gilbert	$500,000.00
North Rock Digital, LP	$4,000,000.00
Pantera Blockchain Fund LP	$2,632,000.00
Pantera DAT Opportunities Master Fund SP	$5,264,000.00
ParaFi Digital Opportunities LP	$10,000,000.00
Peter Smith	$1,500,000.00
Polychain Master Fund I LP	$14,250,000.00
Polychain Parallel Fund I LP	$750,000.00
Positivo LLC	$4,000,000.00
Prime Victory Technology Limited	$4,500,000.00
Ribbit OB1 (Master), L.P.	$15,000,000.00
Ryan Watkins	$500,000.00
Series F Liquid Opportunities LP	$350,000.00
Seung Ki Min	$60,000.00
Solios, Inc.	$5,000,000.00
Steven Shi	$1,500,000.00
Strobe Maser Fund I, LP	$4,500,000.00
Syncracy Fund I LP	$15,000,000.00
Tom Rafferty	$2,000,000.00
Tony Dong	$30,000.00
TSR GP Holdings LLC	$500,000.00
Vance Spencer	$2,000,000.00
Wilson Withiam	$30,000.00
Wintermute Asia PTE	$15,000,000.00
Zach Rosenberg	$600,000.00

(ii)

1.	Ted Chen – 350,000 shares of Company Class B Common Stock

2.	Young Cho – 350,000 shares of Company Class B Common Stock

3.	Ethena Foundation, $60,000,000.00 worth of Company Class B Common Stock, in an amount determined in accordance with the terms of the Contribution Agreement.

Exhibit A-1

Sponsor Support Agreement

(Attached)

CONFIDENTIAL

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is entered into on July 21, 2025, by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), StableCoinX Inc., a Delaware corporation (“Pubco”), StableCoinX Assets Inc., a Delaware corporation (“Opco”), the holders of Founder Shares (as defined below) (the “SPAC Founder Shareholders”) and the undersigned individuals (the “Insiders” and, together with the SPAC Founder Shareholders, each a “Holder” and collectively, the “Holders”). The SPAC, Pubco, Opco, the SPAC Founder Shareholders and the Insiders are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Pubco, Opco, StableCoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”) and StableCoinX Company Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Company Merger Sub”), entered into a Business Combination Agreement (as it may be amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”), as a result of which the SPAC Shareholders will receive one share of Class A common stock, par value $0.0001 per share, of Pubco (the “Pubco Class A Stock”) for each SPAC Class A Ordinary Share held by such shareholder and (b) immediately following the SPAC Merger, Company Merger Sub will merge with and into Opco, with Opco continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which the holders of shares of Class A common stock, par value $0.0001 per share, of Opco (the “Opco Class A Common Stock”) will receive one share of Pubco Class A Stock for each share of Opco Class A Common Stock held by such holder and the holders of shares of Class B common stock, par value $0.0001 per share, of Opco (the “Opco Class B Common Stock”) will receive one share of Pubco Class A Stock and one share of Class B common stock, par value $0.0001 per share, of Pubco (the “Pubco Class B Stock”) for each share of Opco Class B Common Stock held by such holder, as a result of which, SPAC and Opco will become wholly owned subsidiaries of Pubco, and Pubco will become a publicly traded company;

WHEREAS, as of the date hereof, the SPAC Founder Shareholders are the holders of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of an aggregate of (a) 5,449,700 SPAC Class B Ordinary Shares (including any SPAC Class A Ordinary Shares which were formerly SPAC Class B Ordinary Shares, the “Founder Shares”) and (b) 11,259,500 SPAC Private Placement Warrants (together with the Founder Shares, the “Subject Securities”);

WHEREAS, as an inducement to the willingness of SPAC and Opco to enter into the Business Combination Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein; and

WHEREAS, as an inducement to the willingness of Ethena to enter into the Collaboration Agreement and the Contribution Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

COVENANTS AND AGREEMENTS

Section 1.1 Exchange of Certain Subject Securities.

(a) Subject to the terms of the Business Combination Agreement and the consummation of the SPAC Merger, on the Closing Date and immediately following the SPAC Merger, the holders of Private Placement Warrants (as defined herein) will irrevocably surrender and transfer to Pubco, without any further right thereto, and consent to the termination and cancellation of, the Private Placement Warrants, in exchange for the right to receive the Warrant Earnout Shares (as defined herein) pursuant to the terms of this Agreement (the “Private Placement Warrant Exchange”).

(b) Subject to the terms of the Business Combination Agreement and the consummation of the SPAC Merger, on the Closing Date and immediately following the SPAC Merger, the SPAC Founder Shareholders will irrevocably surrender and transfer to Pubco, without any further right thereto, and consent to the cancellation of, the Exchanged Founder Shares (as defined herein), in exchange for (a) a number of shares of Pubco Class B Stock equal to the number of Retained Founder Shares (as defined herein) and (b) the right to receive the Founder Share Earnout Shares (as defined herein) in accordance with the terms of this Agreement (the “Founder Share Exchange” and, together with the Private Placement Warrant Exchange, the “Covered Security Exchanges”).

Section 1.2 Restrictions on Transfer.

(a) From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, each of the Holders (and any other Person to which any Covered Security is Transferred) shall not, directly or indirectly, Transfer any of the Covered Securities legally or beneficially owned by it, other than (A) in accordance with Section 1.3 or (B) as required or permitted by the Business Combination Agreement or any other Transaction Document (as defined herein) (including this Agreement).

(b) The Holders acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Covered Securities beneficially owned by the Holders (or any Person to which any Covered Security is Transferred) will remain subject to any applicable restrictions on Transfer under applicable securities laws and the rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Covered Security in violation of this Agreement will be null and void ab initio.

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Section 1.3 Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.2(a), any Holder of a Covered Security will be permitted to Transfer all or any part of such Holder’s Covered Securities:

(a) to SPAC, any of SPAC’s officers or directors, any trust whose sole beneficiaries are the family members of an officer or director of SPAC, any family member of any of SPAC’s officers or directors, or to any members or partners of any of the SPAC Founder Shareholders;

(b) as a bona fide gift or gifts, including to any charitable organization, or in the case where such Holder is an individual, to such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family or an affiliate of such individual;

(c) in the case where such Holder is an individual, (i) by will or other testamentary document or device or (ii) by operation of applicable Law, including applicable Laws of intestacy or descent or pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or related court order;

(d) for bona fide estate planning purposes;

(e) by virtue of the laws of the Cayman Islands, the State of Delaware, or the Organizational Documents of any SPAC Founder Shareholder, in each case, upon the dissolution of such Holder;

(f) if such Holder is a Person other than an individual, to any Person of which all the outstanding equity interests are legally and beneficially owned by such Holder, or, if such Holder is an individual, then to one or more members of the immediate family or former spouse of such Holder;

(g) if such Holder is a Person other than an individual, then (i) to any shareholder, partner or member of such Holder in respect of such shareholder’s, partner’s or member’s interest in such Holder or (ii) upon such Holder’s bona fide liquidation or dissolution, to the shareholders, partners or members of such Holder in accordance with its Organizational Documents;

(h) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (a) through (g);

(i) by private sales or transfers made in connection with the consummation of the Transactions; or

(j) in the event of SPAC’s liquidation prior to the completion of the Transactions; provided, however, that in the case of any of the foregoing clauses (a) through (j), these permitted Transferees must sign a counterpart to this Agreement becoming bound by all the terms set forth herein.

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Section 1.4 Sponsor Support Agreement.

(a) Subject to the earlier termination of this Agreement in accordance with Section 3.3, each of the Holders, solely in its capacity as a shareholder of SPAC, hereby irrevocably and unconditionally agrees in respect of all of the Covered Securities, that, at any meeting of the shareholders of SPAC (whether annual or extraordinary meeting, however called and including any adjournment or postponement thereof, including the Extraordinary General Meeting to be held in connection with the Transactions), and in connection with any written consent of shareholders of SPAC, such Holder will:

(i)	when such meeting is held, appear at such meeting or otherwise cause such Holder’s voting Covered Securities to be counted as present thereat for purposes of establishing a quorum;

(ii)	vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by such Holder) in favor of each of the SPAC Shareholder Approval Matters; and

(iii)	vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Holder’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by such Holder) against (A) any Alternative Transaction with respect to SPAC and (B) any other action that would reasonably be expected to (1) materially impede, interfere with, delay, postpone or adversely affect any of the SPAC Shareholder Approval Matters or any of the transactions contemplated by the Business Combination Agreement, (2) to the knowledge of such Holder, result in a material breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or any related agreement (the “Transaction Documents”) to which SPAC is a party, or (3) result in a material breach of any covenant, representation or warranty or other obligation or agreement of such Holder contained in any Transaction Document to which such Holder is a party (including this Agreement).

The obligations of the Holders specified in this Section 1.4(a) shall apply whether or not any of the SPAC Shareholder Approval Matters is recommended by the SPAC Board and whether or not the SPAC Board has previously recommended any of the SPAC Shareholder Approval Matters but changed such recommendation.

(b) From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, each Holder will comply with and fully perform all of its covenants and agreements set forth in the Letter Agreement as if such Holder was a party thereto, and the Holder shall not amend, restate, supplement or otherwise modify, or cause SPAC to amend, restate, supplement or otherwise modify or waive, any provision of the Letter Agreement other than those amendments or modifications that may be made pursuant to that certain Lock-Up Agreement to be entered into by and among Pubco and the Holders in connection with the Closing.

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(c) Subject to the earlier termination of this Agreement in accordance with Section 3.3, each of the Holders hereby irrevocably and unconditionally agrees not to redeem or elect to redeem any SPAC Ordinary Shares held by it in the Redemption or otherwise (other than as expressly required under the Business Combination Agreement).

Section 1.5 No Inconsistent Agreement. Each Holder hereby represents and covenants that such Holder has not entered into, and, subject to the earlier termination of this Agreement in accordance with Section 3.3, will not enter into, any agreement that would restrict, limit or interfere with the performance of such Holder’s obligations hereunder.

Section 1.6 Support of the Business Combination.

(a) From the date hereof until the earlier of (a) the Closing and (b) the valid termination of this Agreement pursuant to Section 3.3, each Holder shall not, and shall cause its controlled affiliates and their Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly encourage or facilitate or respond to any inquiries, indications of interest, offers or proposals by, or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction with respect to SPAC, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or afford to any Person access to the businesses, properties, assets, information or personnel in connection with, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction with respect to SPAC, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction with respect to SPAC, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state or province for purposes of facilitating an Alternative Transaction with respect to SPAC, or (v) resolve or agree to do any of the foregoing (except for the execution, delivery and performance of the Business Combination Agreement and the Transaction Documents and the consummation of the Transactions).

(b) Notwithstanding anything in this Agreement to the contrary, (y) no Holder shall be responsible for the actions of SPAC or the SPAC Board (or any committee thereof), any Subsidiary of SPAC, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “SPAC Related Parties”), and (z) no Holder makes any representations or warranties with respect to the actions of any of the SPAC Related Parties.

Section 1.7 Waivers.

(a) Each Holder hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by applicable Law and the Organizational Documents of SPAC (“SPAC Organizational Documents”), and agrees not to assert or perfect, any rights to adjustment, anti-dilution or other protection or right with respect to the SPAC Class B Ordinary Shares that would result in the SPAC Class B Ordinary Shares converting into any other SPAC Ordinary Share in connection with the Transactions (including the SPAC Merger) at a ratio greater than one-for-one (including the provisions of Article 49 of SPAC Organizational Documents). The waiver specified in this Section 1.7(a) will be applicable only in connection with the transactions contemplated by the Business Combination Agreement (or any issuance of equity interests of SPAC issued in connection with the transactions contemplated by the Business Combination Agreement) and will be void and of no force and effect if the Business Combination Agreement is validly terminated for any reason prior to the Closing.

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Section 1.8 Irrevocable Proxy. From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, each Holder hereby irrevocably appoints Young Cho with full power of substitution, or any designee of Young Cho, as the lawful agent, attorney and proxy of such Holder, to vote all of such Holder’s voting Covered Securities with respect to any and all matters such shares are entitled to vote, including any matters referenced in Section 1.4. Each Holder intends this proxy to be irrevocable and coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Securities. Each Holder shall not hereafter, unless and until this Agreement is validly terminated pursuant to Section 3.3 or with the written consent of Young Cho, purport to vote (or execute a consent with respect to) such Covered Securities (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any Covered Securities, deposit any such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such shares.

Section 1.9 Additional Agreements.

(a) Each Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, including executing and delivering such additional documents, instruments, conveyances and assurances and take such further actions as may be required, to carry out the provisions hereof and give effect to the transactions contemplated herein, including but not limited to, providing duly executed instruments of transfer to effectuate the Covered Security Exchanges in form and substance satisfactory to SPAC.

(b) The Holders shall be bound by and comply with Section 2.10 (Intended Tax Treatment), Section 7.7 (No Trading), 7.12 (Public Announcements) and 7.13 (Confidential Information) of the Business Combination Agreement applicable to SPAC as if such Holder was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.10 Earnout. In exchange for and in consideration of the Covered Security Exchanges, Pubco will issue or cause to be issued up to an aggregate of 3,600,000 newly issued shares of Pubco Class A Stock (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications or the like, the “Earnout Shares”), of which an aggregate of (i) 3,000,000 shares will be issued to the SPAC Founder Shareholders, on a pro rata basis proportionate to their respective holdings of Retained Founder Shares (the “Founder Share Earnout Shares”) and (ii) 600,000 shares will be issued to the former holders of Private Placement Warrants, on a pro rata basis proportionate to their respective holdings of such Private Placement Warrants immediately following the SPAC Merger (the “Warrant Earnout Shares”), in each case, upon the occurrence of any of the following events (each, a “Triggering Event”) at any time during the period of seven (7) years following the date of the Closing (the “Earnout Period”):

(a) KPI Based Hurdles. Up to fifty percent (50%) of the Earnout Shares (or an aggregate of 1,800,000 Earnout Shares) will be issued as follows:

(i)	An aggregate of 500,000 Earnout Shares will be issued if Pubco achieves ENA Per Share Growth of 25%;

(ii)	An aggregate of 500,000 Earnout Shares will be issued if Pubco achieves ENA Per Share Growth of 50%;

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(iii)	An aggregate of 500,000 Earnout Shares will be issued if Pubco achieves ENA Per Share Growth of 75%;

(iv)	An aggregate of 300,000 Earnout Shares will be issued if Pubco achieves ENA Per Share Growth of 100%;

(b) Price Based Hurdles. Up to fifty percent (50%) of the Earnout Shares (or up to an aggregate of 1,800,000 Earnout Shares) will be issued as follows:

(i)	An aggregate of 500,000 Earnout Shares will be issued if the Closing Price equals or exceeds Price Hurdle 1, for any 20 trading days within any 30-trading day period commencing at the Closing;

(ii)	An aggregate of 500,000 Earnout Shares will be issued if the Closing Price equals or exceeds Price Hurdle 2, for any 20 trading days within any 30-trading day period commencing at the Closing;

(iii)	An aggregate of 500,000 Earnout Shares will be issued if the Closing Price equals or exceeds Price Hurdle 3, for any 20 trading days within any 30-trading day period commencing at the Closing;

(iv)	An aggregate of 300,000 Earnout Shares will be issued if the Closing Price equals or exceeds Price Hurdle 4, for any 20 trading days within any 30-trading day period commencing at the Closing;

(c) Pubco will use its best efforts to issue the applicable Earnout Shares within three (3) Business Days of the occurrence of any of the foregoing Triggering Events. For the avoidance of doubt, each Triggering Event shall only occur once, if at all; provided, further, that each Triggering Event may be achieved at the same time or on overlapping days.

(d) The Closing Price targets and number of shares of Pubco Class A Stock used to calculate any of the Triggering Events as well as the number of Earnout Shares issuable upon each of the Triggering Events pursuant to this Section 1.10 shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Pubco Class A Stock occurring during the Earnout Period.

(e) Notwithstanding anything to the contrary contained herein, no fraction of an Earnout Share will be issued by virtue of any Triggering Event, and each Person who would otherwise be entitled to a fraction of an Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such Person in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person rounded down to the nearest whole Earnout Share.

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(f) If, during the Earnout Period, there is a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Class A Stock for cash, securities or other property implying a value per share of Pubco Class A Stock that is greater than or equal to any or all of Price Hurdle 1, Price Hurdle 2, Price Hurdle 3 or Price Hurdle 4 (a “Change of Control”), then, (a) immediately prior to such Change of Control, Pubco shall issue all of the Earnout Shares that would have been issuable to such Person upon the occurrence of such Triggering Event(s), and the Holders shall be eligible to participate in such Change of Control in respect of such Earnout Shares and (b) thereafter, the right of such Holders to receive any Earnout Shares under Section 1.10(b) shall terminate and no further Earnout Shares shall be issuable thereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Holders. Each Holder represents and warrants, severally and not jointly, to SPAC and Pubco as follows:

(a) Organization; Due Authorization. If the Holder is a legal entity, the Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Holder’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Holder. If the Holder is an individual, the Holder has the legal competence and capacity to enter into and perform its obligations under this Agreement and the Holder’s signature on the signature page hereto is genuine and the signatory has the legal competence and capacity to execute this Agreement. This Agreement has been duly executed and delivered by the Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Holder, enforceable against such Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Except as provided in this Agreement, the Holder is the sole holder of record and/or beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, the Subject Securities. Except as provided in this Agreement, the Holder does not own of record or beneficially (or have any right, option or warrant to acquire) any equity interests of SPAC (or any indebtedness convertible into or exercisable or exchangeable for any equity interests of SPAC), other than the Subject Securities. Except as provided in this Agreement, the SPAC Organizational Documents, the Business Combination Agreement, the Letter Agreement or applicable securities Laws, the Holder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein with respect to the Covered Securities. The Holder has not entered into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with such Holder’s obligations pursuant to this Agreement, has not granted a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with such Holder’s obligations pursuant to this Agreement, and has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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(c) Governmental Authorizations. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Holder from, or to be given by such Holder to, or be made by such Holder with, any Governmental Authority in connection with the execution, delivery and performance by such Holder of this Agreement, the consummation of the transactions contemplated hereby or the other transactions contemplated by the Business Combination Agreement.

(d) No Conflicts. The execution and delivery of this Agreement by the Holder does not, and the performance by the Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of the Holder, (ii) require any consent, waiver or approval of any Person, in each case the absence of which would reasonably be expected to prevent or materially delay or materially impair the performance by the Holder of its obligations under this Agreement, or (iii) constitute or result in the creation of any Lien on the Covered Securities, except for any Lien under applicable securities Laws, this Agreement, the Business Combination Agreement, the SPAC Organizational Documents, the Letter Agreement or the Registration Rights Agreement, dated November 30, 2021, by and among the SPAC and the other parties thereto.

(e) Litigation. There is no Action pending against the Holder or, to the knowledge of such Holder, threatened against such Holder, and the Holder is not a party to or subject to the provisions of any government order, in each case, that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by the Holder of its obligations under this Agreement.

(f) Brokerage Fees. No financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Business Combination Agreement, this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of the Holder, on behalf of, the Holder for which SPAC, Opco or any of their respective subsidiaries would have any obligation.

(g) Affiliate Arrangements. Except for any Contract listed in a form, report, schedule, statement or other document publicly filed or furnished by SPAC with the SEC, neither the Holder nor, to Holder’s knowledge, any of its affiliates (i) is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries, (ii) is (or will be) entitled to receive from SPAC, Opco or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of SPAC’s “initial business combination” (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Transactions), (iii) owns any interest in any material asset or property used in the business of SPAC or (iv) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of SPAC.

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(h) Acknowledgment. The Holder has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. The Holder understands and acknowledges that each of SPAC, Opco and Pubco is entering into the Business Combination Agreement in reliance upon the Holder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Holder contained herein. Notwithstanding anything to the contrary contained in this Agreement, the Business Combination Agreement or any other Transaction Documents, none of SPAC, Pubco, Opco or any of their respective Affiliates, Subsidiaries or Representatives makes or provides any representations, warranties, guarantees, indemnities or covenants to the Holder regarding (1) the tax treatment of the Mergers or the Transactions (including any transactions contemplated by this Agreement) or (2) any of the tax consequences to the Holder of this Agreement, the Business Combination Agreement, any other Transaction Documents, the Mergers or the Transactions (including any transactions contemplated by this Agreement). The Holder agrees and acknowledges that the Holder is relying solely on the Holder’s own tax advisors in connection with this Agreement, the Business Combination Agreement, any other Transaction Documents, the Mergers or the Transactions (including any transactions contemplated by this Agreement).

ARTICLE III
MISCELLANEOUS

Section 3.1 Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings:

“30-day VWAP of ENA” shall mean the volume-weighted average price of all ENA /USDT spot trades executed on Binance and Bybit during the 30 consecutive calendar days ending on the relevant Measurement Date (based on UTC), calculated by aggregating trade data from both exchanges (or if such volume-weighted average price is unavailable, the market price of one ENA on such day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by Pubco).

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“90-day VWAP of ENA” shall mean the volume-weighted average price of all ENA /USDT spot trades executed on Binance and Bybit during the 90 consecutive calendar days ending on the relevant Measurement Date (based on UTC), calculated by aggregating trade data from both exchanges (or if such volume-weighted average price is unavailable, the market price of one ENA on such day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by Pubco).

“Agreement” has the meaning set forth in the preamble hereto.

“Assumed Diluted Shares Outstanding” means, on the relevant Measurement Date, the sum of (i) the aggregate number of Pubco Class A Stock issued and outstanding and (ii) all shares of Pubco Stock issued or issuable upon conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding warrants, option awards, vesting and settlement of all outstanding Earnout Shares (whether earned or unearned), restricted stock units and performance stock units. For the avoidance of doubt, the Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of any convertible debt instruments.

“Business Combination Agreement” has the meaning set forth in the recitals hereto.

“Closing Price” of the Pubco Class A Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of Pubco Class A Stock on Nasdaq or another national securities exchange (the “Stock Exchange”) on such date. If the Pubco Class A Stock is not listed on a Stock Exchange on any date of determination, the Closing Price of the Pubco Class A Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Pubco Class A Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Pubco Class A Stock is so listed or quoted, or if the Pubco Class A Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Pubco Class A Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Pubco Class A Stock on that date as determined by an independent financial advisor retained by Pubco for such purpose.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Merger Sub” has the meaning set forth in the recitals hereto.

“Covered Securities” means, with respect to each Holder, (a) all of the Subject Securities and (b) all other equity interests of SPAC of which such Holder acquires beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity interests or otherwise), after the date hereof but before the Closing.

“Covered Security Exchange” has the meaning set forth in Section 1.1(b).

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“Deemed ENA Token” means, on the relevant Measurement Date, the number of ENA equal to (a) Undeployed Net Cash divided by (b) the 90-day VWAP of ENA.

“Earnout Period” has the meaning set forth in Section 1.10.

“Earnout Shares” has the meaning set forth in Section 1.10.

“ENA” means the native governance tokens of Ethena.

“Exchanged Founder Shares” means the shares of Pubco Class A Stock representing the Founder Shares exchanged by the SPAC Founder Shareholders in the Founder Share Exchange, the aggregate number of which shall be calculated as follows: (a) 5,449,700 Founder Shares minus (b) the number of Retained Founder Shares.

“ENA Fair Market Value at Closing” means the 30-day VWAP of ENA ending two (2) days prior to the relevant Measurement Date.

“ENA Per Share” means, on any Measurement Date, (a) the sum of (i) the total number of ENA beneficially owned by Pubco that have been so beneficially owned for at least 30 consecutive days immediately prior to such Measurement Date and (ii) the Deemed ENA Tokens, divided by (b) the Assumed Diluted Shares Outstanding.

“ENA Per Share at Closing” means (a) the sum of (i) the total number of ENA held by Pubco following the consummation of the ENA Contribution, the PIPE Investments and the Locked ENA Token Sale and (ii) the Deemed ENA Tokens on the Measurement Date, divided by (b) the Assumed Diluted Shares Outstanding on the Measurement Date.

“ENA Per Share Growth” means (a) the ENA Per Share on the last day of every month during the Earnout Period, divided by (b)(i) the ENA Per Share at Closing minus (ii) one.

“Founder Share Earnout Shares” has the meaning set forth in Section 1.10.

“Founder Share Exchange” has the meaning set forth in Section 1.1(b).

“Founder Shares” has the meaning set forth in the recitals hereto.

“Holder” and “Holders” have the meaning set forth in the preamble hereto.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Insiders” has the meaning set forth in the preamble hereto.

“Letter Agreement” means the agreement entered into among the SPAC, its executive officers, its directors and certain of the Holders, dated as of November 31, 2021, entered into in connection with SPAC’s initial public offering.

“Maximum PIPE Target” has the meaning set forth in the definition of “Retained Founder Shares”.

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“Measurement Date” means (i) with respect to the calculation of ENA Per Share at Closing and ENA Fair Market Value at Closing, the Closing Date, and (ii) in all other respects, the last trading day (based on UTC) of each calendar month during the Earnout Period. If such designated date is not a trading day on both Binance and Bybit, the Measurement Date shall be the immediately preceding trading day on which ENA/USDT spot trades were executed on both exchanges.

“Merger” and “Mergers” have the meaning set forth in the recitals hereto.

“Minimum PIPE Target” has the meaning set forth in the definition of “Retained Founder Shares”.

“Opco” has the meaning set forth in the preamble hereto.

“Opco Class A Common Stock” has the meaning set forth in the recitals hereto.

“Opco Class B Common Stock” has the meaning set forth in the recitals hereto.

“Parties” and “Party” have the meaning set forth in the preamble hereto.

“Price Based Hurdles” means, collectively, Price Hurdle 1, Price Hurdle 2, Price Hurdle 3 and Price Hurdle 4.

“Price Hurdle 1” means the per share price calculated as follows: (a)(i) the ENA Fair Market Value at Closing, multiplied by (ii) 200%, multiplied by (iii) the total number of ENA held by Pubco following the consummation of the ENA Contribution, the PIPE Investments and the Additional ENA Token Sale, divided by (b) the total number of issued and outstanding shares of Pubco Class A Stock immediately following the Closing.

“Price Hurdle 2” means the per share price calculated as follows: (a)(i) the ENA Fair Market Value at Closing, multiplied by (ii) 300%, multiplied by (iii) the total number of ENA held by Pubco following the consummation of the ENA Contribution, the PIPE Investments and the Additional ENA Token Sale, divided by (b) the total number of issued and outstanding shares of Pubco Class A Stock immediately following the Closing.

“Price Hurdle 3” means the per share price calculated as follows: (a)(i) the ENA Fair Market Value at Closing, multiplied by (ii) 400%, multiplied by (iii) the total number of ENA held by Pubco following the consummation of the ENA Contribution, the PIPE Investments and the Additional ENA Token Sale, divided by (b) the total number of issued and outstanding shares of Pubco Class A Stock immediately following the Closing.

“Price Hurdle 4” means the per share price calculated as follows: (a)(i) the ENA Fair Market Value at Closing, multiplied by (ii) 500%, multiplied by (iii) the total number of ENA held by Pubco following the consummation of the ENA Contribution, the PIPE Investments and the Additional ENA Token Sale, divided by (b) the total number of issued and outstanding shares of Pubco Class A Stock immediately following the Closing.

“Private Placement Warrant Exchange” has the meaning set forth in Section 1.1(a).

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“Private Placement Warrants” means the SPAC Private Placement Warrants immediately following the SPAC Merger, each of which will become a warrant to purchase Pubco Class A Stock in accordance with its terms.

“Pubco” has the meaning set forth in the preamble hereto.

“Pubco Class A Stock” has the meaning set forth in the recitals hereto.

“Pubco Class B Stock” has the meaning set forth in the recitals hereto.

“Retained Founder Shares” means the number of shares of Pubco Class A Stock representing the Founder Shares retained by the SPAC Founder Shareholders following the Founder Share Exchange. The SPAC Founder Shareholders shall be entitled to retain an aggregate of 575,000 Retained Founder Shares if, at the Closing, the sum of the PIPE Gross Proceeds and the ENA Contribution Amount (the “Total Gross Proceeds”) is less than or equal to $75.0 million (the “Minimum PIPE Target”). In the event that the Total Gross Proceeds is greater than the Minimum PIPE Target but less than or equal to $250.0 million (the “Maximum PIPE Target”), then the SPAC Founder Shareholders shall be entitled to retain up to an aggregate of 1,181,250 additional Retained Founder Shares, determined on a pro rata basis based on each additional dollar raised between the Minimum PIPE Target and the Maximum PIPE Target. In no event will the aggregate number of Retained Founder Shares exceed 1,756,250.

“SPAC” has the meaning set forth in the preamble hereto.

“SPAC Founder Shareholders” has the meaning set forth in the preamble hereto.

“SPAC Merger” has the meaning set forth in the recitals hereto.

“SPAC Merger Sub” has the meaning set forth in the recitals hereto.

“SPAC Organizational Documents” has the meaning set forth in Section 1.7.

“SPAC Related Parties” has the meaning set forth in Section 1.6(b).

“Subject Securities” has the meaning set forth in the recitals hereto.

“Total Gross Proceeds” has the meaning set forth in the definition of “Retained Founder Shares”.

“Transaction Documents” has the meaning set forth in Section 1.4(a)(iii).

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any Covered Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

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“Triggering Event” has the meaning set forth in Section 1.10.

“Undeployed Net Cash” means, on the relevant Measurement Date, any cash or cash equivalents held by Pubco or its Subsidiaries that has not been (i) used to acquire ENA, (ii) reserved by the Pubco Board for use in operating capital expenditures, or (iii) contractually committed by Pubco for use in non-ENA acquisitions, in each case, within 60 days after receipt.

“UTC” means Coordinated Universal Time.

“Warrant Earnout Shares” has the meaning set forth in Section 1.10.

Section 3.2 Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.03 of the Business Combination Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3 Termination. This Agreement and all of its provisions shall automatically terminate, without any notice or other action by any Party, and be of no further force or effect upon the earlier of (a) the termination of the Earnout Period, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) as mutually agreed in writing by the Parties in accordance with Section 3.5. Upon any valid termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate, without any liability or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement in accordance with clauses (b) or (c) of this Section 3.3 shall not relieve any Party from any liability arising in respect of any willful breach of this Agreement prior to such termination or Fraud. This Article III shall survive the termination of this Agreement.

Section 3.4 Assignment. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, successors and permitted assigns.

Section 3.5 Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement (i) prior to the Closing, by SPAC, Opco, Pubco and the Holders who own a majority of the Founder Shares at the time in question or (ii) after the Closing, by Pubco and the Holders entitled to receive a majority of the Founder Share Earnout Shares at the time in question. Notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder solely in his, her or its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

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Section 3.6 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.8 Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (a) when delivered in person, (b) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or another nationally recognized overnight delivery service or (d) when delivered by email during normal business hours (and otherwise as of the next Business Day) (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (c) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (a), (b) and (c) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (a), (b) or (c), as applicable), addressed as follows:

If to SPAC or Pubco, to:

TLGY Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Young Cho

E-mail: ycho@tlgycpc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

New York, NY 10038

Attn: Elliott Smith

E-mail: elliottsmith@perkinscoie.com

If to Opco, to:

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Young Cho

Email: ycho@tlgycpc.com

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with a copy (which shall not constitute notice) to:

Edelman Legal Advisory PLLC
400 Rella Blvd, Suite 165
Suffurn, New York 10901
Attention: Ari Edelman

Email: ari@edelmanlegal.com

and to the Holders, at such Holder’s address referenced on the signature page hereto.

Section 3.9 Other Provisions. The provisions set forth in each of Sections 11.9 (Severability), 11.6 (Governing Law; Jurisdiction), 11.7 (Waiver of Jury Trial) and 11.8 (Specific Performance) of the Business Combination Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10 Entire Agreement. This Agreement, the Business Combination Agreement and the Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.12 Capacity as a Shareholder. Notwithstanding anything in this Agreement to the contrary, (a) each Holder makes no agreement or understanding herein in any capacity other than solely in its capacity as a record holder and beneficial owner of the Subject Securities or Covered Securities (without duplication) and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Holder in his, her or its capacity as a member of the board of directors (or other similar governing body) of SPAC or any of its Affiliates or any other Person or as an officer, employee, agent, designee, representative or fiduciary of SPAC or any of its Affiliates or any other Person, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, designee, representative or fiduciary of SPAC or such Affiliate or such other Person.

[Remainder of page intentionally left blank.]

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SPAC:

TLGY ACQUISITION CORP.

By:	/s/ Young Cho
	Name:	Young Cho
	Title:	Chief Executive Officer

[Signature Page of Sponsor Support Agreement]

PUBCO:

STABLECOINX INC.

By:	/s/ Young Cho
	Name:	Young Cho
	Title:	Chief Executive Officer

[Signature Page of Sponsor Support Agreement]

OPCO:

STABLECOINX ASSETS INC.

By:	/s/ Young Cho
	Name:	Young Cho
	Title:	Chief Executive Officer

[Signature Page of Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

HOLDERS:

TLGY SPONSORS LLC

By:	/s/ Jin-Goon Kim
TLGY Holdings LLC, Manager of TLGY Sponsors LLC, represented by Jin-Goon Kim as Manager of TLGY Holdings LLC
Email:

ROBERT BRYAN JACOBOSKI

By:
Partial Address:
Email:

CALVERT SIMMONS

By:
Address:
Email:

RH REBELS LLC

By:
By:	Matt McDonald, Member
Partial Address:
Email:

[Signature Page of Sponsor Support Agreement]

TETSURO ONITSUKA

By:
Partial Address:
Email:

DB VENTURE FUND LLC

By:
By:	Daryl Brockman, Managing Member / President
Partial Address:
Email:

CPC SPONSOR OPPORTUNITIES I, LP

By:
Name:	Edward Tsun-Wei Chen
Title:	Authorized Signatory
Partial Address:
Email:

CPC SPONSOR OPPORTUNITIES I (PARALLEL), LP

By:
Name:	Edward Tsun-Wei Chen
Title:	Authorized Signatory
Partial Address:
Email:

CHOONG-WON RICHARD KIM

By:
Partial Address:
Email:

[Signature Page of Sponsor Support Agreement]

CHAN CHI KEUNG ALAN

By:
Partial Address:
Email:

TLGY HOLDINGS LLC

By:
Name:	Jin-Goon Kim
Title:	Manager
Partial Address:
Email:

KIM REVOCABLE FAMILY TRUST

By:
Name:	Jin-Goon Kim
Title:	Trustee
Partial Address:
Email:

CENTAURY MANAGEMENT LIMITED
For and on behalf of Centaury Management Limited

By:
Name:	Johannes Cornelius Gerardus Boot / Lewis Robinson
Title:	Director
Partial Address:
Email

HYUNCHAN CHO

By:
Partial Address:
Email:

[Signature Page of Sponsor Support Agreement]

DONGHYUN HAN

By:
Partial Address:
Email:

SHRIJAY VIJAYAN

By:
Partial Address:
Email:

TLGY HOLDINGS LLC

By:
Name:	Jin-Goon Kim
Title:	Manager
Email:

[Signature Page of Sponsor Support Agreement]

Exhibit A-2

Seller Support Agreement

(Attached)

CONFIDENTIAL

SELLER SUPPORT AGREEMENT

This Seller Support Agreement (this “Agreement”) is entered into on July 21, 2025, by and among TLGY Acquisition Corp., a Cayman Islands exempted company (“SPAC”), StableCoinX Inc., a Delaware corporation (“Pubco”), StableCoinX Assets Inc., a Delaware corporation (“Opco”), and the undersigned holder of shares of Opco stock (the “Holder”). The SPAC, Pubco, Opco, and the Holder are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Pubco, Opco, StableCoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”) and StableCoinX Company Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Pubco (“Company Merger Sub”), entered into a Business Combination Agreement (as it may be amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”), as a result of which the SPAC Shareholders will receive one share of Class A common stock, par value $0.0001 per share, of Pubco (the “Pubco Class A Stock”) for each SPAC Class A Ordinary Share held by such shareholder and (b) immediately following the SPAC Merger, Company Merger Sub will merge with and into Opco, with Opco continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which the holders of shares of Class A common stock, par value $0.0001 per share, of Opco (the “Opco Class A Common Stock”) will receive one share of Pubco Class A Stock for each share of Opco Class A Common Stock held by such holder and the holders of shares of Class B common stock, par value $0.0001 per share, of Opco (the “Opco Class B Common Stock”) will receive one share of Pubco Class A Stock and one share of Class B common stock, par value $0.0001 per share, of Pubco (the “Pubco Class B Stock”) for each share of Opco Class B Common Stock held by such holder, as a result of which, SPAC and Opco will become wholly owned subsidiaries of Pubco, and Pubco will become a publicly traded company;

WHEREAS, as of the date hereof, the Holder is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of an aggregate of 50,000 shares of Opco Class B Common Stock (the “Subject Securities”); and

WHEREAS, as an inducement to the willingness of SPAC and Opco to enter into the Business Combination Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
COVENANTS AND AGREEMENTS

Section 1.1 Restrictions on Transfer.

(a) From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, the Holder (and any other Person to which any Covered Security is Transferred) shall not, directly or indirectly, Transfer any of the Covered Securities legally or beneficially owned by it, other than (A) in accordance with Section 1.2 or (B) as required or permitted by the Business Combination Agreement or any other Transaction Document (as defined herein) (including this Agreement).

(b) The Holder acknowledges and agrees that (i) notwithstanding anything to the contrary herein, all Covered Securities beneficially owned by the Holder (or any Person to which any Covered Security is Transferred) will remain subject to any applicable restrictions on Transfer under applicable securities laws and the rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Covered Security in violation of this Agreement will be null and void ab initio.

Section 1.2 Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.1(a), the Holder will be permitted to Transfer all or any part of the Holder’s Covered Securities:

(a) to Opco, any of Opco’s officers or directors, any trust whose sole beneficiaries are the family members of an officer or director of Opco, any family member of any of Opco’s officers or directors, or to any members or partners of the Holder;

(b) as a bona fide gift or gifts, including to any charitable organization, or in the case where the Holder is an individual, to such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family or an affiliate of such individual;

(c) in the case where the Holder is an individual, (i) by will or other testamentary document or device or (ii) by operation of applicable Law, including applicable Laws of intestacy or descent or pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or related court order;

(d) for bona fide estate planning purposes;

(e) by virtue of the laws of the Cayman Islands, the State of Delaware, or the Organizational Documents of the Holder, in each case, upon the dissolution of the Holder;

(f) if the Holder is a Person other than an individual, to any Person of which all the outstanding equity interests are legally and beneficially owned by the Holder, or, if the Holder is an individual, then to one or more members of the immediate family or former spouse of the Holder;

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(g) if the Holder is a Person other than an individual, then (i) to any shareholder, partner or member of the Holder in respect of such shareholder’s, partner’s or member’s interest in the Holder or (ii) upon the Holder’s bona fide liquidation or dissolution, to the shareholders, partners or members of the Holder in accordance with its Organizational Documents;

(h) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (a) through (g);

(i) by private sales or transfers made in connection with the consummation of the Transactions; or

(j) in the event of Opco’s liquidation prior to the completion of the Transactions;

provided, however, that in the case of any of the foregoing clauses (a) through (j), these permitted Transferees must sign a counterpart to this Agreement becoming bound by all the terms set forth herein.

Section 1.3 Seller Support Agreement. Subject to the earlier termination of this Agreement in accordance with Section 3.3, the Holder, solely in its capacity as a stockholder of Opco, hereby irrevocably and unconditionally agrees in respect of all of the Covered Securities, that, at any meeting of the stockholders of Opco (whether annual or extraordinary meeting, however called and including any adjournment or postponement thereof), and in connection with any written consent of stockholders of Opco, the Holder will:

(a) when such meeting is held, appear at such meeting or otherwise cause the Holder’s voting Covered Securities to be counted as present thereat for purposes of establishing a quorum;

(b) vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Holder’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the Holder) in favor of (i) the Company Merger, the execution and delivery by Opco of the Business Combination Agreement and the other Transaction Documents (as defined herein) to which Opco is a party and the adoption and approval of the Business Combination Agreement and the other Transaction Documents to which Opco is a party and the terms thereof; (ii) any proposal to adjourn or postpone such meeting of stockholders of Opco to a later date if there are not sufficient votes to approve the Business Combination Agreement, the Company Merger and any other matters necessary to effect the Company Merger; (iii) each of the other transactions contemplated by the Business Combination Agreement; and (iv) any other transaction pursuant to which Pubco or any Subsidiary thereof proposes to acquire Opco in which the stockholders of Opco are required to approve (each of the foregoing (i)-(iv), the “Opco Stockholder Approval Matters”); and

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(c) vote (or validly execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Holder’s voting Covered Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the Holder) against (A) any Alternative Transaction with respect to Opco and (B) any other action that would reasonably be expected to (1) materially impede, interfere with, delay, postpone or adversely affect any of the Opco Stockholder Approval Matters or any of the transactions contemplated by the Business Combination Agreement, (2) to the knowledge of the Holder, result in a material breach of any covenant, representation or warranty or other obligation or agreement of Opco under the Business Combination Agreement or any related agreement (the “Transaction Documents”) to which Opco is a party, or (3) result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Holder contained in any Transaction Document to which the Holder is a party (including this Agreement).

The obligations of the Holder specified in this Section 1.3 shall apply whether or not any of the Opco Stockholder Approval Matters is recommended by the board of directors of Opco (the “Opco Board”) and whether or not the Opco Board has previously recommended any of the Opco Stockholder Approval Matters but changed such recommendation.

Section 1.4 No Inconsistent Agreement. The Holder hereby represents and covenants that the Holder has not entered into, and, subject to the earlier termination of this Agreement in accordance with Section 3.3, will not enter into, any agreement that would restrict, limit or interfere with the performance of the Holder’s obligations hereunder.

Section 1.5 Support of the Business Combination.

(a) From the date hereof until the earlier of (a) the Closing and (b) the valid termination of this Agreement pursuant to Section 3.3, the Holder shall not, and shall cause its controlled affiliates and their Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly encourage or facilitate or respond to any inquiries, indications of interest, offers or proposals by, or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction with respect to Opco, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or afford to any Person access to the businesses, properties, assets, information or personnel in connection with, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction with respect to Opco, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction with respect to Opco, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state or province for purposes of facilitating an Alternative Transaction with respect to Opco, or (v) resolve or agree to do any of the foregoing (except for the execution, delivery and performance of the Business Combination Agreement and the Transaction Documents and the consummation of the Transactions).

(b) Notwithstanding anything in this Agreement to the contrary, (y) the Holder shall not be responsible for the actions of Opco or the Opco Board (or any committee thereof), any Subsidiary of Opco, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Opco Related Parties”), and (z) the Holder makes no representations or warranties with respect to the actions of any of the Opco Related Parties.

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Section 1.6 Irrevocable Proxy. From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.3, the Holder hereby irrevocably appoints Young Cho with full power of substitution, or any designee of Young Cho, as the lawful agent, attorney and proxy of the Holder, to vote all of the Holder’s voting Covered Securities with respect to any and all matters such shares are entitled to vote, including any matters referenced in Section 1.3. The Holder intends this proxy to be irrevocable and coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Securities. The Holder shall not hereafter, unless and until this Agreement is validly terminated pursuant to Section 3.3 or with the written consent of Young Cho, purport to vote (or execute a consent with respect to) such Covered Securities (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any Covered Securities, deposit any such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such shares.

Section 1.7 Additional Agreements.

(a) The Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, including executing and delivering such additional documents, instruments, conveyances and assurances and take such further actions as may be required, to carry out the provisions hereof and give effect to the transactions contemplated herein.

(b) The Holder shall be bound by and comply with Section 7.7 (No Trading), 7.12 (Public Announcements) and 7.13 (Confidential Information) of the Business Combination Agreement applicable to Opco as if the Holder was an original signatory to the Business Combination Agreement with respect to such provisions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Holder. The Holder represents and warrants, severally and not jointly, to Opco and Pubco as follows:

(a) Organization; Due Authorization. If the Holder is a legal entity, the Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Holder’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Holder. If the Holder is an individual, the Holder has the legal competence and capacity to enter into and perform its obligations under this Agreement and the Holder’s signature on the signature page hereto is genuine and the signatory has the legal competence and capacity to execute this Agreement. This Agreement has been duly executed and delivered by the Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Holder, enforceable against the Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b) Ownership. Except as provided in this Agreement, the Holder is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, the Subject Securities. Except as provided in this Agreement, the Holder does not own of record or beneficially (or have any right, option or warrant to acquire) any equity interests of Opco (or any indebtedness convertible into or exercisable or exchangeable for any equity interests of Opco), other than the Subject Securities. Except as provided in this Agreement, the Organizational Documents of Opco, the Business Combination Agreement or applicable securities Laws, the Holder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein with respect to the Covered Securities. The Holder has not entered into any voting agreement or voting trust with respect to any of the Covered Securities that is inconsistent with the Holder’s obligations pursuant to this Agreement, has not granted a proxy or power of attorney with respect to any of the Covered Securities that is inconsistent with the Holder’s obligations pursuant to this Agreement, and has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Governmental Authorizations. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Holder from, or to be given by the Holder to, or be made by the Holder with, any Governmental Authority in connection with the execution, delivery and performance by the Holder of this Agreement, the consummation of the transactions contemplated hereby or the other transactions contemplated by the Business Combination Agreement.

(d) No Conflicts. The execution and delivery of this Agreement by the Holder does not, and the performance by the Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of the Holder, (ii) require any consent, waiver or approval of any Person, in each case the absence of which would reasonably be expected to prevent or materially delay or materially impair the performance by the Holder of its obligations under this Agreement, or (iii) constitute or result in the creation of any Lien on the Covered Securities, except for any Lien under applicable securities Laws, this Agreement, the Business Combination Agreement, or the Organizational Documents of Opco.

(e) Litigation. There is no Action pending against the Holder or, to the knowledge of the Holder, threatened against the Holder, and the Holder is not a party to or subject to the provisions of any government order, in each case, that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by the Holder of its obligations under this Agreement.

(f) Brokerage Fees. No financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Business Combination Agreement, this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of the Holder, on behalf of, the Holder for which SPAC, Opco or any of their respective subsidiaries would have any obligation.

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(g) Affiliate Arrangements. Neither the Holder nor, to Holder’s knowledge, any of its affiliates (i) is party to, or has any rights with respect to or arising from, any material Contract with Opco or any of its Subsidiaries, (ii) is (or will be) entitled to receive from SPAC, Opco or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of SPAC’s “initial business combination” (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Transactions), (iii) owns any interest in any material asset or property used in the business of Opco or (iv) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person that is a material client, supplier, vendor, partner, customer or lessor, or other material business relation, of Opco.

(h) Acknowledgment. The Holder has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. The Holder understands and acknowledges that each of SPAC, Opco and Pubco is entering into the Business Combination Agreement in reliance upon the Holder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Holder contained herein.

ARTICLE III

MISCELLANEOUS

Section 3.1 Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Business Combination Agreement” has the meaning set forth in the recitals hereto.

“Company Merger” has the meaning set forth in the recitals hereto.

“Company Merger Sub” has the meaning set forth in the recitals hereto.

“Covered Securities” means, with respect to the Holder, (a) all of the Subject Securities and (b) all other equity interests of Opco of which the Holder acquires beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity interests or otherwise), after the date hereof but before the Closing.

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“Holder” has the meaning set forth in the preamble hereto.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Mergers” has the meaning set forth in the recitals hereto.

“Opco” has the meaning set forth in the preamble hereto.

“Opco Board” has the meaning set forth in Section 1.3.

“Opco Class A Common Stock” has the meaning set forth in the recitals hereto.

“Opco Class B Common Stock” has the meaning set forth in the recitals hereto.

“Opco Related Parties” has the meaning set forth in Section 1.5(b).

“Opco Stockholder Approval Matters” has the meaning set forth in the recitals hereto.

“Parties” and “Party” have the meaning set forth in the preamble hereto.

“Pubco” has the meaning set forth in the preamble hereto.

“Pubco Class A Stock” has the meaning set forth in the recitals hereto.

“Pubco Class B Stock” has the meaning set forth in the recitals hereto.

“SPAC” has the meaning set forth in the preamble hereto.

“SPAC Merger” has the meaning set forth in the recitals hereto.

“SPAC Merger Sub” has the meaning set forth in the recitals hereto.

“Subject Securities” has the meaning set forth in the recitals hereto.

“Transaction Documents” has the meaning set forth in Section 1.3(c).

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any Covered Security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Covered Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

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Section 3.2 Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.3 of the Business Combination Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3 Termination. This Agreement and all of its provisions shall automatically terminate, without any notice or other action by any Party, and be of no further force or effect upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms and (b) as mutually agreed in writing by the Parties in accordance with Section 3.5. Upon any valid termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate, without any liability or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement in accordance with clauses (a) or (b) of this Section 3.3 shall not relieve any Party from any liability arising in respect of any willful breach of this Agreement prior to such termination or Fraud. This Article III shall survive the termination of this Agreement.

Section 3.4 Assignment. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, successors and permitted assigns.

Section 3.5 Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement by the Parties.

Section 3.6 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

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Section 3.8 Notices. All notices and other communications under this Agreement between the Parties shall be in writing and shall be deemed to have been duly given, delivered and received (a) when delivered in person, (b) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or another nationally recognized overnight delivery service or (d) when delivered by email during normal business hours (and otherwise as of the next Business Day) (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (c) no later than 24 hours after such delivery by email) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (a), (b) and (c) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (a), (b) or (c), as applicable), addressed as follows:

If to SPAC or Pubco, to:

TLGY Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Young Cho

E-mail: tcho@tlgycpc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

New York, NY 10038

Attn: Elliott Smith

E-mail: elliottsmith@perkinscoie.com

If to Opco, to:

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

Attention: Young Cho

E-mail: tcho@tlgycpc.com

with a copy (which shall not constitute notice) to:

Edelman Legal Advisory PLLC

400 Rella Blvd, Suite 165

Suffurn, New York 10901

Attention: Ari Edelman

Email: ari@edelmanlegal.com

and to the Holder, at the Holder’s address referenced on the signature page hereto.

Section 3.9 Other Provisions. The provisions set forth in each of Sections 11.9 (Severability), 11.6 (Governing Law; Jurisdiction), 11.7 (Waiver of Jury Trial) and 11.8 (Specific Performance) of the Business Combination Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

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Section 3.10 Entire Agreement. This Agreement, the Business Combination Agreement and the Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.12 Capacity as a Stockholder. Notwithstanding anything in this Agreement to the contrary, (a) the Holder makes no agreement or understanding herein in any capacity other than solely in its capacity as a record holder and beneficial owner of the Subject Securities or Covered Securities (without duplication) and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Holder in his, her or its capacity as a member of the board of directors (or other similar governing body) of Opco or any of its Affiliates or any other Person or as an officer, employee, agent, designee, representative or fiduciary of Opco or any of its Affiliates or any other Person, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, designee, representative or fiduciary of Opco or such Affiliate or such other Person.

[Remainder of page intentionally left blank.]

11

SPAC:

TLGY ACQUISITION CORP.

By:
	Name:	[●]
	Title:	[●]

[Signature Page of Seller Support Agreement]

PUBCO:

STABLECOINX INC.

By:
	Name:	[●]
	Title:	[●]

[Signature Page of Seller Support Agreement]

OPCO:

STABLECOINX ASSETS INC.

By:
	Name:	[●]
	Title:	[●]

[Signature Page of Seller Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

HOLDER:

[●]

By:
	Name:	[●]
	Title:	[●]

Address for Notices:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page of Seller Support Agreement]

Exhibit B

PIPE Subscription Agreements

(Attached)

Private & Confidential
Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on July 21, 2025, by and among TLGY Acquisition Corp., a Cayman Islands exempted company (“SPAC”), StablecoinX Inc., a Delaware corporation (“Pubco”), StableCoinX Assets Inc., a Delaware corporation (the “Company”) and the undersigned subscriber (“Subscriber”). The SPAC, Pubco, the Company and Subscriber are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.”

WHEREAS, on or about the date hereof, (a) SPAC, (b) Pubco, (c) the Company, (d) StablecoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (e) StablecoinX Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), entered into a business combination agreement (as amended, modified, supplemented or waived from time to time, the “BCA”);

WHEREAS, pursuant to and in accordance with the BCA, among other things, (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company (such surviving company, the “SPAC Surviving Entity” and such merger, the “SPAC Merger”), with the shareholders of SPAC receiving one share of Class A common stock, par value $0.0001 per share, of Pubco (“Pubco Class A Common Stock”) for each Class A ordinary share of SPAC, par value $0.0001 per share (“SPAC Class A Ordinary Shares”), held by such shareholder, and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (such surviving company, the “Company Surviving Entity” and such merger, the “Company Merger” and, together with the SPAC Merger, the “Mergers” and together with the other transactions contemplated by the BCA, the “Transactions”), with the holders of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Common Stock”) receiving one share of Pubco Class A Common Stock for each share of Company Class A Common Stock held by such shareholder, and the holders of Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) receiving one share of Pubco Class A Common Stock and one share of Pubco Class B Common Stock for each share of Company Class B Common Stock held by such shareholder, in each case, in accordance with the terms of the BCA, and as a result of the Mergers, the SPAC Surviving Entity and the Company Surviving Entity will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law;

WHEREAS, in connection with the Transactions, pursuant to that certain contribution agreement (the “Contribution Agreement”), dated the date hereof, by and among Pubco, the Company, SPAC and Ethena Foundation, a Cayman Islands foundation company (“Ethena”), Ethena has agreed to contribute an amount of the native protocol governance tokens of Ethena (“ENA Tokens”) equal to (a) $60,000,000, divided by (b)(i) the ENA Fair Market Value at Signing (as defined in Schedule A hereto) multiplied by (ii) 1 minus thirty percent (30%), to the Company, in exchange for shares of Company Class B Common Stock to be issued by the Company prior to the Company Merger (the “Ethena ENA Contribution”);

WHEREAS, in connection with the Transactions, the Company, Pubco, Ethena and Ethena OpCo Ltd (“Ethena OpCo”) have also entered into a collaboration agreement, dated the date hereof (the “Collaboration Agreement”), pursuant to which, the Company, Pubco, Ethena and Ethena OpCo have agreed, among other things, (i) to collaborate and achieve the Collaboration Activities (as defined therein), (ii) that Ethena will grant to Pubco a Right of Participation (as defined therein) to purchase additional ENA Tokens following the closing of the Transactions, (iii) to outline certain covenants with respect to the Custodial Account (as defined herein) and (iv) that if and to the extent necessary in connection with the termination of this Subscription Agreement in accordance with its terms, Ethena has agreed to unlock a portion of the Locked ENA Tokens (as defined herein) as described in Section 2(f)(i), subject to the terms and conditions set forth therein;

WHEREAS, in connection with the Transactions and to facilitate the transactions contemplated by this Subscription Agreement, Ethena OpCo and the Company have entered into a token purchase agreement, dated as of the date hereof (the “Token Purchase Agreement”), pursuant to which Ethena OpCo has agreed to sell to the Company (solely in its capacity as administrative agent effectuating the purchase solely for the benefit of the Subscribers making the Cash PIPE Deposit (as defined below) until the Closing (such capacity, the “Administrative Agent”), a number of discounted locked ENA tokens (the “Locked ENA Tokens”) equal to the (i) Locked ENA Purchase Amount (as defined herein), divided by (ii) (x) the ENA Fair Market Value at Signing (as defined in Schedule A hereto) multiplied by (y) 1 minus thirty percent (30%) (the price paid for such Locked ENA Tokens set forth in this clause (ii), the “Locked ENA Token Purchase Price”), and deposit such Locked ENA Tokens in the Custodial Account;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company, on the Closing Date (as defined below) and immediately prior to the Company Merger, a number of shares of Company Class A Common Stock (the “Subscribed Shares”) at a purchase price of $10.00 per share (the “Per Share Price”) for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Company desires to issue to Subscriber the Subscribed Shares, immediately prior to the consummation of the Company Merger, in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, on or about the date of this Subscription Agreement, SPAC, the Company and Pubco are entering into subscription agreements (the “Other Subscription Agreements” and, together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and, together with Subscriber, the “Subscribers”), pursuant to which the Other Subscribers have agreed to purchase shares of Company Class A Common Stock (the “Shares”) at the Per Share Price and on the same terms as are available to the Subscriber hereunder (the Shares of the Other Subscribers, the “Other Subscribed Shares”, and such other subscriptions and issuances thereunder, the “Other Subscriptions”);

WHEREAS, the Parties hereto intend that for U.S. federal income tax purposes, (1) the Subscription, together with the Other Subscriptions and the other transactions contemplated by the BCA, qualify as a transaction governed by Section 351(a) of the Code (as defined herein) (the “Section 351 Intended Tax Treatment”); (2) until the Closing or the termination of this Subscription Agreement, as applicable, the Subscribers making the Cash PIPE Deposit shall be treated as the owners of the Locked ENA Tokens and the Permitted Expense Amount, in each case, held in the Custodial Account, and all interest, earnings, or other income (if any) earned with respect to the Locked ENA Tokens and the Permitted Expense Amount, in each case, while held in the Custodial Account shall be treated as earned by such Subscribers; and (3) if the Closing occurs, then the Subscribers making the Cash PIPE Deposit shall be deemed to contribute the Locked ENA Tokens and the Permitted Expense Amount to the Company in exchange for shares of Company Class A Common Stock at Closing (clauses (1)-(3), collectively, the “Intended Tax Treatment”); and

WHEREAS, upon the consummation of the Company Merger, each Subscribed Share shall be converted automatically into one share of Pubco Class A Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. On the terms and subject to the conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company, the Subscribed Shares at the Closing (as defined below) (such subscription and issuance, the “Subscription”).

Section 2. Payment of the Purchase Price; Custodial Account; Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur immediately prior to the consummation of the Company Merger, which will take place on the same date as the closing of the Transactions, in each case, pursuant to, and subject to the terms and conditions of, the BCA (such date, the “Closing Date”).

(b) The Purchase Price shall be paid in accordance with this Section 2(b), in cash, U.S. dollar-denominated stablecoins (“USDC” or “USDT”), or ENA Tokens (or a combination thereof) as designated on the signature page hereto, in such amounts as indicated on Subscriber’s signature page of this Subscription Agreement; provided that, no more than one-third (1/3) of the aggregate Purchase Price paid by Subscriber and its affiliates who are Other Subscribers purchasing Shares pursuant to Other Subscription Agreements, when taken together, may be paid in ENA Tokens. If Subscriber elects to pay the Purchase Price in ENA Tokens, then the number of ENA Tokens to be paid to the Company shall be calculated in accordance with the terms set forth on Schedule A hereto (the “ENA Token Amount”).

(i) With respect to any portion of the Purchase Price being paid in cash, USDC or USDT (collectively, “Cash”), then Subscriber shall deliver, no later than 9:00 a.m. (Eastern time) on or prior to the date hereof, such portion (A) if in cash, via wire transfer of United States dollars in immediately available funds, or (B) if in USDC or USDT, by electronic deposit, in each case, to a custodial account established for the benefit of the Subscribers paying a portion of the Purchase Price in Cash (the “Custodial Account”), with Anchorage Digital Bank N.A. serving as custodian (the “Custodian”) (the aggregate Cash proceeds deposited into such account from such Subscribers, the “Cash PIPE Proceeds” and the deposit of the Cash PIPE Proceeds into such account, the “Cash PIPE Deposit”).

(ii) With respect to any portion of the Purchase Price being paid in ENA Tokens, then, at least five (5) Business Days before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to such Subscriber (the “Closing Notice”) specifying the anticipated Closing Date and the digital asset wallet account into which the ENA Token Amount will be delivered. No later than 9:00 a.m. (Eastern time) on the second Business Day prior to the Closing Date, Subscriber shall deliver the ENA Token Amount to the Company, free and clear of any liens, encumbrances or other restrictions, via transfer of the ENA Token Amount to the Custodial Account as specified in the Closing Notice.

(c) (i) Promptly after the Cash PIPE Deposit, the Cash PIPE Proceeds, less up to $2.5 million that the Company and Pubco may use to pay certain transaction expenses at Closing (the “Permitted Expense Amount” and, the Cash PIPE Proceeds less the Permitted Expense Amount, the “Locked ENA Purchase Amount”), will be used by the Company, solely in its capacity as Administrative Agent, to purchase the Locked ENA Tokens from Ethena OpCo at the Locked ENA Token Purchase Price in accordance with the terms set forth in the Token Purchase Agreement. Promptly after receipt of the Locked ENA Purchase Amount (but in no event later than two (2) calendar days thereafter), Ethena OpCo shall deposit the Locked ENA Tokens into the Custodial Account.

(ii) Until the earlier of (i) closing of the Transactions or (ii) the termination of the BCA in accordance with its terms, the Parties agree that the entire Locked ENA Purchase Amount shall be used solely to purchase the Locked ENA Tokens. Additionally, until the closing of the Transactions, the Parties covenant that none of the Locked ENA Tokens shall be pledged, hypothecated, or otherwise used as collateral to secure any indebtedness or obligation (other than as contemplated by the Collaboration Agreement), and shall remain, subject to applicable law, free and clear of all liens, charges, and encumbrances.

(iii) Unless otherwise agreed to in writing by the Parties, the Locked ENA Tokens may be released from the Custodial Account only (A) upon the earlier of (x) the closing of the Transactions, (y) the termination of the BCA in accordance with its terms and (z) the termination of this Subscription Agreement in accordance with its terms and (B) pursuant to written instructions signed by representatives designated by the Company and Ethena OpCo (such representatives, the “Authorized Persons”) authorizing and directing the Custodian to release the Locked ENA Tokens in accordance with this Agreement.

(d) At the Closing, the Company shall deliver to Subscriber, against delivery of the Purchase Price, the Subscribed Shares in book entry form, free and clear of any liens, encumbrances or other restrictions (other than those arising under state or federal securities laws), in the name of Subscriber. The number of Subscribed Shares to be issued to Subscriber shall be calculated as follows: the Purchase Price, divided by (B)(x) the Per Share Price, multiplied by (y) a fraction, the numerator of which is (1) the ENA Fair Market Value at Signing (as defined in Schedule A hereto) and the denominator of which is (2) the ENA Fair Market Value at Closing (as defined in Schedule A hereto). Notwithstanding anything to the contrary herein, no fraction of a Subscribed Share will be issued to Subscriber. If Subscriber would otherwise be entitled to a fraction of a Subscribed Share, then the number of Subscribed Shares to be issued to Subscriber will be rounded down to the nearest whole Subscribed Share. As promptly as practicable after the consummation of the Transactions (but in no event later than two (2) Business Days thereafter), Pubco shall deliver to Subscriber evidence from Pubco’s transfer agent of the exchange of the Subscribed Shares for an equal number of shares of Pubco Class A Common Stock.

(e) As soon as reasonably practicable following the consummation of the Transactions, (i) the Locked ENA Tokens will be released from the Custodial Account and transferred to a digital asset wallet account designated in writing by the Company and Pubco and (ii) the Permitted Expense Amount (net of any fees and expenses related to the Custodial Account) will be transferred by wire transfer of immediately available funds to an account designated by the Company and Pubco, in each case, upon receipt by the Custodian of the required authorization by the Authorized Persons. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, following consummation of the Transactions, ownership of any remaining Locked ENA Purchase Amount by Ethena OpCo will be unaffected.

(f) In the event that the consummation of the Transactions does not occur prior to the earlier of such date and time as the BCA or this Subscription Agreement is terminated in accordance with its terms, unless otherwise agreed to in writing by the Parties:

(i) for those Subscribers who made the Cash PIPE Deposit, (A) in accordance with the terms of the Collaboration Agreement, Ethena shall promptly (but in no event later than two (2) Business Days after such termination date) unlock a portion of Locked ENA Tokens held in the Custodial Account in accordance with the terms of the Collaboration Agreement (such unlocked Locked ENA Tokens, the “Unlocked ENA Tokens”) and (B) the Authorized Persons shall promptly (but in no event later than four (4) Business Days after such termination date) instruct the Custodian to promptly transfer (x) to such Subscriber its pro rata portion of (1) the Unlocked ENA Tokens (based on the aggregate Purchase Price paid by such Subscriber in Cash relative to the aggregate Cash PIPE Proceeds) to a digital asset wallet account specified by such Subscriber, plus (2) the Permitted Expense Amount (net of any fees and expenses related to the Custodial Account), by wire transfer of immediately available funds to an account specified by such Subscriber, and (y) to Ethena any remaining Locked ENA Tokens held in the Custodial Account; and

(ii) for those Subscribers who paid the Purchase Price in ENA Token, promptly (but in no event later than four (4) Business Days after such termination date) transfer to such Subscriber any ENA Token Amount delivered by Subscriber to the Company to a digital asset wallet account specified by such Subscriber.

Notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, ownership by Ethena OpCo of any remaining Locked ENA Purchase Amount will be unaffected by the terms of this Section 2(f). In addition, to the extent that any Subscribed Shares have been issued or delivered to Subscriber, such Subscribed Shares shall be deemed cancelled. Notwithstanding such return or release, a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date. For the purposes of this Subscription Agreement, “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York City (New York) are not open for a full business day for the general transaction of business.

(g) The obligations of Subscriber, the Company and Pubco to consummate, or cause to be consummated, the transactions contemplated by this Subscription Agreement (including the Closing) are subject to the satisfaction or, if permitted by applicable law, waiver by the parties hereto, of the conditions that, on the Closing Date:

(i) all conditions precedent to the closing of the Transactions set forth in Article VIII (Closing Conditions) of the BCA shall have been satisfied or waived by the person with the authority to give such waiver (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) (as determined solely by the parties to the BCA in accordance therewith); and

(ii) no governmental authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby (whether temporary, preliminary or permanent) and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition.

(h) The obligations of the Company and Pubco to consummate, or cause to be consummated, the transactions contemplated by this Subscription Agreement (including the Closing) are subject to the satisfaction, or waiver by the Company or Pubco, of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transactions, or as of such earlier date, as applicable; and

(ii) Subscriber shall have wired, deposited, delivered or transferred, as applicable, the Purchase Price in accordance with Section 2(b) and otherwise performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(i) The obligations of Subscriber to consummate, or cause to be consummated, the transactions contemplated by this Subscription Agreement (including the Closing) are subject to the satisfaction or waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company, Pubco and SPAC contained in this Subscription Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality, Company Material Adverse Effect, Pubco Material Adverse Effect or SPAC Material Adverse Effect (each as defined below), which representations and warranties shall be true and correct in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date), and consummation of the Closing shall constitute a reaffirmation by the Company, Pubco and SPAC, as the case may be, of each of their representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transactions, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect, Pubco Material Adverse Effect or SPAC Material Adverse Effect;

(ii) no Other Subscription Agreement (or other agreements or understandings (including side letters) entered into in connection therewith or in connection with the sale of the Other Subscribed Shares) shall have been amended, modified or waived in a manner that materially benefits any Other Subscriber unless the Subscriber shall have been offered in writing the same benefits (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons);

(iii) no amendments, modifications or waivers to the terms of the BCA, the Collaboration Agreement, the Contribution Agreement or the Token Purchase Agreement (in each case, as it exists on the date hereof as provided to Subscriber) shall have occurred, in each case, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement (unless Subscriber has provided its written consent thereto);

(iv) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange (as defined below) and any stockholder approval required by applicable Stock Exchange rules and regulations) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares) required to be made in connection with the issuance and sale of the Subscribed Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company and Pubco from consummating the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares to the Subscriber;

(v) the Company and Pubco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company or Pubco, respectively, at or prior to the Closing; and

(vi) there has not occurred any Material Adverse Effect (as defined in the BCA) since the date of this Subscription Agreement that is continuing, which the parties to the BCA have not waived.

(j) Prior to or at the Closing, Subscriber shall deliver to the Company and Pubco all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 of Subscriber.

(k) Subscriber hereby authorizes the Company to utilize the portion of the Purchase Price it paid in Cash to purchase the Locked ENA Tokens from Ethena OpCo on its behalf and to establish the Custodial Account for its benefit with the Custodian and to take such other action as it may deem necessary or advisable in furtherance thereof, including but not limited to, executing the Token Purchase Agreement and any other agreements relating to establishing and maintaining the Custodial Account on its behalf.

Section 3. Company and Pubco Representations and Warranties. Each of the Company, solely with respect to the representations and warranties set forth below relating to the Company, and Pubco, solely with respect to the representations and warranties set forth below relating to Pubco, represents and warrants, severally and not jointly, to Subscriber as of the date hereof and as of the Closing, that:

(a) The Company (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Subscription Agreement.

(b) Pubco (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or character of its activities is such as to require it to be so licensed or qualified, except, with respect to the foregoing clause (iii), where the failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect. For purposes of this Subscription Agreement, a “Pubco Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Pubco that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Pubco’s ability to consummate the transactions contemplated by this Subscription Agreement.

(c) The issuance and sale of the Subscribed Shares, when issued pursuant to this Subscription Agreement (subject to the receipt of the Purchase Price in accordance with the terms of this Subscription Agreement), will have been duly authorized by the Company and, when issued and delivered to Subscriber (or its nominee in accordance with the Subscriber’s delivery instructions), will be validly issued, fully paid and free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or the BCA, the Company Organizational Documents (as defined below) or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company Organizational Documents (as in effect at such time of issuance) or the laws of its jurisdiction of incorporation. The issuance of the shares of Pubco Class A Common Stock in exchange for the Subscribed Shares, when issued pursuant to the BCA (subject to the receipt of the Subscribed Shares in accordance with the terms of the BCA), will have been duly authorized by Pubco and, when issued and delivered to Subscriber (or its nominee in accordance with the Subscriber’s delivery instructions), will be validly issued, fully paid and free and clear of all liens or other restrictions (other than those arising under the BCA, the Pubco organizational documents or applicable securities laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Pubco organizational documents (as in effect at such time of issuance) or under the laws of its jurisdiction of incorporation.

(d) This Subscription Agreement has been duly authorized, validly executed and delivered by the Company and Pubco, and assuming the due authorization, execution and delivery of the same by Subscriber and SPAC, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company and Pubco, enforceable against each of the Company and Pubco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies (collectively, the “Enforceability Exceptions”). Each of the Collaboration Agreement, the Contribution Agreement and the Token Purchase Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each of the Collaboration Agreement, the Contribution Agreement and the Token Purchase Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Each of the Collaboration Agreement and the Contribution Agreement has been duly authorized, validly executed and delivered by Pubco, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each of the Collaboration Agreement and the Contribution Agreement shall constitute the valid and legally binding obligation of Pubco, enforceable against Pubco in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(e) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement, the issuance of the Subscribed Shares hereunder and the exchange of the Subscribed Shares for the shares of Pubco Class A Common Stock in accordance with the terms of the BCA, the compliance by the Company with all of the provisions of this Subscription Agreement applicable to the Company and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) conflict with or violate any provision of, or result in the breach of, the Company’s organizational documents (“Company Organizational Documents”), or (iii) conflict with or result in any violation of any statute or any judgment, order, rule or regulation of any court governmental authority with competent jurisdiction over the Company or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement, the issuance of the Subscribed Shares hereunder and the the exchange of the Subscribed Shares for the shares of Pubco Class A Common Stock in accordance with the terms of the BCA, the compliance by Pubco with all of the provisions of this Subscription Agreement applicable to Pubco and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pubco pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Pubco is a party or by which Pubco is bound or to which any of the property or assets of Pubco is subject, (ii) conflict with or violate any provision of, or result in the breach of, Pubco’s organizational documents, or (iii) conflict with or result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental authority with competent jurisdiction over Pubco or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect.

(g) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, neither the Company nor Pubco is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental authority with competent jurisdiction, self-regulatory organization (including any stock exchange on which the Pubco Class A Common Stock will be listed (the “Stock Exchange”) or other person in connection with the execution, delivery and performance of this Subscription Agreement, other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 6, (iii) filings required by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of United States Securities and Exchange Commission (the “Commission”), including the registration statement on Form S-4 with respect to the Transactions and the proxy statement/prospectus included therein (the “Form S-4”), (iv) filings required by the Stock Exchange, including with respect to obtaining SPAC shareholder approval of the Transactions, (v) filings required to consummate the Transactions as provided under the BCA, (vi) filings in connection with or as a result of any publicly available written guidance, comments, requirements or requests of the SEC staff under the Securities Act (the “SEC Guidance”) and (vii) those the failure of which to obtain would not have a Company Material Adverse Effect or a Pubco Material Adverse Effect, as applicable.

(h) Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect or Pubco Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of the Company or Pubco, threatened in writing against the Company or Pubco or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against the Company or Pubco, as applicable.

(i) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(j) None of the Company, Pubco or any person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. None of the Company, Pubco or any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or the Other Subscribed Shares as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement or the Other Subscribed Shares pursuant to the Other Subscription Agreements to be integrated with prior offerings by the Company or Pubco for purposes of the Securities Act or any applicable stockholder approval provisions. None of the Company, Pubco or any person acting on their behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares or the Other Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(k) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable.

(l) The Company is in compliance in all material respects with, and has not received any written communication from a governmental authority with competent jurisdiction that alleges that the Company is not in compliance in all material respects with, or is in default or violation of, the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m) Pubco is in compliance in all material respects with, and has not received any written communication from a governmental authority with competent jurisdiction that alleges that Pubco is not in compliance in all material respects with, or is in default or violation of, the applicable provisions of the Securities Act and the rules and regulations of the Commission, except, in each case, where such non-compliance, default, or violation would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Guidance.

(n) Upon consummation of the Transactions, the Pubco Class A Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Stock Exchange, and the Pubco Class A Common Stock will be approved for listing on Nasdaq or another national securities exchange, subject to official notice of issuance.

(o) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(p) As of the date hereof and prior to giving effect to the Transactions: (i) 0 shares of Company Class A Common Stock were issued and outstanding; (ii) 100,000 shares of Company Class B Common Stock were issued and outstanding; and (iii) no shares of preferred stock of the Company were issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights. The Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of Company Common Stock or other equity interests in the Company, other than as contemplated by the BCA or as described in the forms, reports, schedules, statements, registration statements, prospectuses, and other documents filed or furnished as of the date hereof by SPAC with the Commission under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Documents”). There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Subscribed Shares.

(q) The Other Subscription Agreements reflect the same Per Share Price and substantially the same other material terms and conditions that are no more favorable in the aggregate to the Other Subscribers than the material terms of this Subscription Agreement are to the Subscriber (other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares). Neither the Company nor Pubco has entered into any side letter or similar agreement with any Other Subscriber relating to such Other Subscriber’s purchase of its Other Subscribed Shares other than the Other Subscription Agreements. Notwithstanding anything to the contrary herein, this Section 3(q) shall not apply to the Contribution Agreement.

(r) None of the Company, Pubco, and any of their respective controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

(s) None of the Company, Pubco or any of their respective directors, officers, employees, or, to the knowledge of the Company or Pubco, any of their respective agents, affiliates or representatives, is or has been in the past five (5) years the subject of any investigation, inquiry, or enforcement action by any governmental or regulatory authority regarding any violation or alleged violation of any applicable anti-money laundering laws, anti-corruption laws (including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), economic sanctions laws or regulations (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), or anti-terrorism financing laws.

Section 4. SPAC Representations and Warranties. SPAC represents and warrants to Subscriber, as of the date hereof and as of the Closing, that:

(a) SPAC (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a SPAC Material Adverse Effect. For purposes of this Subscription Agreement, a “SPAC Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to SPAC that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the transactions contemplated by this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, validly executed and delivered by the SPAC and assuming the due authorization, execution and delivery of the same by the Company, Pubco and Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, the execution and delivery of this Subscription Agreement, the issuance of the Subscribed Shares hereunder, the compliance by SPAC with all of the provisions of this Subscription Agreement applicable to SPAC and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC is a party or by which SPAC is bound or to which any of the property or assets of SPAC is subject, (ii) conflict with or violate any provision of, or result in the breach of, the SPAC’s organizational documents, or (iii) conflict with or result in any violation of any statute or any judgment, order, rule or regulation of any court governmental authority with competent jurisdiction over SPAC or any of its properties except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches, defaults or liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5, SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental authority with competent jurisdiction, self-regulatory organization, including any Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement, other than (i) filings required by applicable state securities laws, (ii) filings required by the Securities Act, the Exchange Act, and the rules of the Commission, and (iii) filings required to consummate the Transactions as provided in the BCA.

(e) No Disqualification Event is applicable to SPAC, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable.

(f) Neither SPAC, nor any of its directors, officers, employees, or, to the knowledge of SPAC, any of their respective agents, affiliates or representatives, is or has been in the past five (5) years the subject of any investigation, inquiry, or enforcement action by any governmental or regulatory authority regarding any violation or alleged violation of any applicable anti-money laundering laws, anti-corruption laws (including the FCPA), economic sanctions laws or regulations (including those administered by OFAC), or anti-terrorism financing laws.

(g) As of their respective dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by SPAC with the Commission on or prior to the Closing Date (the “SPAC SEC Reports”), complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of SPAC SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SEAC included in SPAC SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of SEAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of SPAC SEC Reports.

Section 5. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, SPAC and Pubco, as of the date hereof and as of the Closing, that:

(a) If Subscriber is a legal entity, Subscriber (i) has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into, and perform its obligations under, this Subscription Agreement. If Subscriber is an individual, Subscriber has the legal competence and capacity to enter into and perform its obligations under this Subscription Agreement.

(b) If Subscriber is a legal entity, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, Subscriber’s signature is genuine and the signatory has the legal competence and capacity to execute this Subscription Agreement. Assuming the due authorization, execution and delivery of the same by the Company, SPAC and Pubco, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, subject to the Enforceability Exceptions.

(c) If Subscriber is paying the Purchase Price in ENA Token, (i) Subscriber has all rights, title and interest in and to the ENA Token to be contributed by it to the Company pursuant to this Subscription Agreement, (ii) such ENA Token is held in a digital wallet held or operated by or on behalf of Subscriber either by way of self-custody and/or at or by an appropriately regulated custodian and/or in accordance with industry-standard security practices (the “Subscriber Digital Wallet”) and neither such ENA Token nor such Subscriber Digital Wallet is subject to any liens, encumbrances or other restrictions, other than industry-standard lock-up provisions, (iii) Subscriber has taken commercially reasonable steps to protect its Subscriber Digital Wallet and such ENA Token and (iv) Subscriber has the exclusive ability to control such Subscriber Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

(d) The execution, delivery and performance of this Subscription Agreement, the purchase of the Subscribed Shares hereunder, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) if Subscriber is a legal entity, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental authority with competent jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Subscriber that, individually or in the aggregate, would reasonably be expected to materially impair or materially delay the Subscriber’s performance of its obligations under this Subscription Agreement, including the purchase of the Subscribed Shares.

(e) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), or (7) under the Securities Act) or other “accredited investor” satisfying the applicable requirements set forth on Annex A hereto, (ii) is an “institutional investor” (as defined in FINRA Rule 2111), (iii) if located or resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Article 2 of Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”), (iv) if located or resident in the United Kingdom, is a “qualified investor” within the meaning of Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) who is also (x) an investment professional falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (y) a high net worth entity falling within Article 49(2)(a) to (d) of the Order; or (z) a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of the Subscribed Shares may be lawfully communicated or caused to be communicated, (v) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), an institutional “accredited investor” or other “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has sole investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (vi) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities laws (and has provided the Company and Pubco with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(f) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that neither the Company, SPAC nor Pubco is required to register the Subscribed Shares except as set forth in Section 6. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company, SPAC, Pubco or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of clauses (i)-(ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that, unless the Subscribed Shares are earlier registered on the Form S-4 or a Registration Statement, the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(g) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, SPAC, Pubco or any of their respective affiliates or any of such person’s or its or their respective affiliates’ control persons, officers, directors, partners, members, managing members, managers, agents, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”), any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company, SPAC or Pubco set forth in this Subscription Agreement, and Subscriber is not relying on any other purported representations, warranties, covenants, agreements or statements (including by omission), which are hereby disclaimed by Subscriber.

(h) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon an independent investigation made by Subscriber and the Company’s, Pubco’s and SPAC’s respective representations in this Subscription Agreement. Subscriber has not relied on any statements or other information provided by or on behalf of the Company, SPAC or Pubco concerning the Company, SPAC, Pubco, the Subscribed Shares or the Subscription, and has been offered the opportunity to ask questions of the Company, SPAC and Pubco and has received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has had access to, has received, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, SPAC, Pubco and the Transactions, and Subscriber has made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed SPAC’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares, including but not limited to information concerning the Company, SPAC, Pubco, the BCA, and the Subscription.

(i) Subscriber acknowledges and agrees that none of the Company, SPAC, Pubco nor their respective affiliates or any of such person’s or its or their respective affiliates’ Representatives has provided Subscriber with any advice with respect to the Subscribed Shares. None of the Company, SPAC, Pubco or any of their respective affiliates or Representatives has made or makes any representation or warranty, whether express or implied, of any kind or character as to the Company SPAC, Pubco or the quality or value of the Subscribed Shares.

(j) Subscriber acknowledges that (i) the Company, SPAC, Pubco and their respective Representatives hereafter may come into possession of, information regarding the Company, SPAC or Pubco that is material non-public information and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Subscribed Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of the Company, SPAC nor Pubco shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against the Company, SPAC and/or Pubco, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(k) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, on the one hand, and the Company, SPAC or Pubco (and their Representatives), on the other, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber, on the one hand, and the Company, SPAC or Pubco (and their Representatives), on the other, or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means, and none of the Company, SPAC or Pubco or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(l) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c) and/or an institutional “accredited investor” or other “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) is a sophisticated investor, experienced in investing in business transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares.

(m) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Pubco. Subscriber acknowledges specifically that a possibility of total loss exists.

(n) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(o) Neither the Subscriber nor any of its affiliates, officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person (including individual or entity) that is the target or the subject of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant governmental authorities with competent jurisdiction, including, but not limited to those administered by the U.S. government through OFAC and the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or the United Kingdom (including His Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), (ii) a person or entity listed on the List of Specially Designated Nationals and Blocked Persons administered by OFAC, or in any Executive Order issued by the President of the United States and administered by OFAC, or any other any Sanctions-related list of sanctioned persons maintained by OFAC, the Department of Commerce or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, or the United Kingdom (collectively, “Sanctions Lists”), (iii) organized, incorporated, established, located, resident or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, or the so-called Luhansk People’s Republic regions of Ukraine, as well as the non-controlled regions of the oblasts of Zaporizhzhia and Kherson or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, or the United Kingdom; (iv) directly or indirectly owned or controlled (as ownership and control are defined and interpreted under applicable sanctions), or acting on behalf or at the direction of, any such person or persons described in any of the foregoing clauses (i) through (iv), except in each case as permitted under Sanctions laws; or (v) a non-U.S. institution that accepts currency for deposit and that has no physical presence in the jurisdiction in which it is incorporated or in which it is operating, as the case may be, and is unaffiliated with a regulated financial group that is subject to consolidated supervision (a “non-U.S. shell bank”) or providing banking services indirectly to a non-U.S. shell bank (collectively, (i) through (v), a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable law. Subscriber represents that (i) if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures to ensure compliance with its obligations under the BSA/PATRIOT Act, and (ii) to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with the anti-corruption and anti-money laundering-related laws administered and enforced by other governmental authorities with competent jurisdiction. Subscriber also represents that it maintains policies and procedures reasonably designed to ensure compliance with Sanctions. Subscriber further represents and warrants that, to its knowledge, (i) none of the funds held by Subscriber and used to purchase the Subscribed Shares are or will be derived from transactions directly or indirectly with or for the benefit of any Prohibited Investor, (ii) such funds are from legitimate sources and do not constitute the proceeds of criminal conduct or criminal property, (iii) such funds do not originate from and have not been routed through an account maintained at a non-U.S. shell bank; and (iv) it maintains policies and procedures reasonably designed to ensure the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor or from or through a non-U.S. shell bank.

(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(q) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company, SPAC, Pubco or any of their respective affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code.

(r) Subscriber has or has commitments to have and, when required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(s) Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, SPAC or Pubco, or any of their respective affiliates or Representatives), other than the representations and warranties of the Company and Pubco contained in Section 3 and of the SPAC contained in Section 4, in making its investment or decision to invest in the Company. Subscriber agrees that no Other Subscriber pursuant to an Other Subscription Agreement or any other agreement related to the private placement of Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such person or entity), whether in contract, tort or otherwise, or have any liability or obligation to Subscriber or any Other Subscriber, or any person claiming through Subscriber or any Other Subscriber, pursuant to this Subscription Agreement or related to the private placement of the Subscribed Shares, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of the foregoing in connection with the purchase of the Subscribed Shares.

(t) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

(u) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares, other than binding commitments it may have to transfer and/or pledge such Subscribed Shares upon the Closing to a prime broker under and in accordance with its prime brokerage agreement with such broker.

(v) Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of SPAC or Pubco from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to enter into the Subscription, subject in each of clauses (i) and (ii), to the obligations of Subscriber and such other entities under applicable law.

(w) Subscriber is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of SPAC or Pubco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(x) Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company or Pubco as a result of the purchase and sale of the Subscribed Shares.

(y) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company, SPAC and Pubco.

(z) Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of securities of SPAC during the period that commenced at the time that Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 9(v). Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by SPAC pursuant to the initial press release as described in Section 9(v), Subscriber will maintain the confidentiality of the existence and terms of the Subscription and the Transactions and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company, SPAC and Pubco expressly acknowledge and agree that Subscriber shall have no duty of confidentiality as set forth in this Section 5(z) to the Company, SPAC or Pubco after the issuance of the initial press release as described in Section 9(v). Notwithstanding the foregoing, in the case that Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(aa) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company, SPAC and Pubco; provided that each of the Company, SPAC and Pubco agree that the Company, SPAC and Pubco and any of their respective officers, directors, employees or agents shall use their best efforts not to provide the Subscriber with any material, non-public information regarding the Company, SPAC or Pubco or any of their respective subsidiaries, as applicable, from and after the date of this Subscription Agreement without the express prior written consent of the Subscriber (which may be granted or withheld in such Subscriber’s sole discretion).

Section 6. Registration of Subscribed Shares.

(a) SPAC and Pubco agree to use commercially reasonable efforts to cause the shares of Pubco Class A Common Stock to be issued in exchange for the Subscribed Shares upon consummation of the Company Merger (such securities, the “Registrable Securities”) to be registered on the Form S-4. SPAC and Pubco’s obligations to include the Registrable Securities in the Form S-4 are contingent upon Subscriber promptly furnishing any information reasonably requested by SPAC or Pubco for purposes of making applicable disclosures in the Form S-4.

(b) To the extent that any Registrable Securities are unable to be included on the Form S-4, then, subject to Section 6(c), Pubco agrees that, as soon as practicable but in no event later than thirty (30) calendar days following the Closing Date, Pubco shall use its commercially reasonable efforts to file with the Commission (at Pubco’s sole cost and expense) a registration statement registering the resale of such Registrable Securities (such registration statement, the “Registration Statement”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by a maximum of ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further that Pubco shall request the Registration Statement declared effective promptly after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of calendar days as the number of calendar days during which the Commission remains closed. Pubco will provide a draft of the Registration Statement to Subscriber at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission. Unless otherwise agreed to in writing by Subscriber prior to the filing of the Registration Statement, Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless the Commission requests that Subscriber be identified as a statutory underwriter; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to Pubco. Notwithstanding the foregoing, if the Commission or its regulations prevent Pubco from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, Pubco shall amend the Registration Statement or file one or more new Registration Statement(s) (with such amendment or new Registration Statement also being deemed to be a “Registration Statement” hereunder) to register such additional Registrable Securities and use commercially reasonable efforts to cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to sixty (60) calendar days after the filing of such Registration Statement, including any new Registration Statement or amended Registration Statement, if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that Pubco shall request that such Registration Statement be declared effective promptly after the date Pubco is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of calendar days as the number of calendar days during which the Commission remains closed. Any failure by Pubco to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve Pubco of its obligations to file or effect a Registration Statement as set forth in this Section 6.

(c) Notwithstanding anything to the contrary, if at any time prior to the End Date (as defined below) Pubco determines that it is eligible to register the Registrable Securities on a Registration Statement on Form S-3 (“Form S-3”), then Pubco shall use commercially reasonable efforts to (i) as promptly as possible, but in no event more than fifteen (15) Business Days after such determination is made by Pubco, convert the Registration Statement to a Form S-3; (ii) have such Registration Statement declared effective by the Commission; and (iii) keep such Registration Statement effective during the period during which such Registration Statement is required to be kept effective in accordance with this Subscription Agreement. Pubco agrees that, except for such times as Pubco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Pubco will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, until the earliest to occur of (i) the date on which Subscriber ceases to hold any Registrable Securities issued pursuant to this Subscription Agreement and (ii) the first date on which Subscriber can sell all of its Registrable Securities issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (the earliest of clauses (i) and (ii), the “End Date”). Prior to the End Date, Pubco (i) will use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable; (ii) file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement; and (iii) qualify the Registrable Securities for listing on the Stock Exchange and update or amend the Registration Statement as necessary to include Registrable Securities. Pubco will use its commercially reasonable efforts to (A) for so long as Subscriber holds Registrable Securities, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of Pubco under the Exchange Act so long as Pubco remains subject to such requirements to enable Subscriber to resell the Registrable Securities pursuant to Rule 144, (B) at the reasonable request of Subscriber, deliver all the necessary documentation to cause Pubco’s transfer agent to remove all restrictive legends from any Registrable Securities being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Registrable Securities, and (C) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (B) upon the receipt of Subscriber representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to Pubco (or its successor) as may be reasonably required to enable Pubco to make the determination described above.

(d) Pubco’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to Pubco a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of Pubco held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Pubco to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Pubco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of Pubco’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided, that Pubco shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated date of filing the Registration Statement with the Commission. In the case of the registration effected by Pubco pursuant to this Subscription Agreement, Pubco shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Registrable Securities. Notwithstanding anything to the contrary contained herein, Pubco may from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if (A) it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, including as a result of any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information, (B) such filing or use would materially affect a bona fide business or financing transaction of Pubco or would require premature disclosure of information that would materially adversely affect Pubco, (C) in the good faith judgment of the majority of the members of Pubco’s board of directors, such filing or effectiveness or use of such Registration Statement would be seriously detrimental to Pubco, (D) the majority of the board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or future Commission guidance directed at special purpose acquisition companies or companies that have consummated a business combination with a special purpose acquisition company, or any related disclosure or related matters, or (E) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of Pubco’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement (each such circumstance, a “Suspension Event”); provided, that, (x) Pubco shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty-five (45) consecutive days or more than ninety (90) total calendar days in any consecutive three hundred sixty (360) day period, or more than two (2) times in any consecutive three hundred sixty (360) day period and (y) Pubco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter.

(e) Upon receipt of any written notice from Pubco of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (1) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which Pubco agrees to use commercially reasonable efforts to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales and (2) it will maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by Pubco, Subscriber will deliver to Pubco or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (w) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(f) For purposes of this Section 6 (i) “Registrable Securities” shall mean, as of any date of determination, the Registrable Securities and any other equity security issued or issuable with respect to the Registrable Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any person to which the rights under this Section 6 shall have been duly assigned.

(g) Pubco shall indemnify, defend and hold harmless Subscriber, (to the extent Subscriber is a seller under the Registration Statement), the officers, directors, members, managers, partners, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all out-of-pocket and reasonably documented losses, claims, damages, liabilities, costs (including reasonable and documented external attorneys’ fees) and expenses (collectively, “Losses”) arising out of or caused by or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are (1) based upon information regarding Subscriber furnished in writing to Pubco by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or (2) result from or in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6(d). Notwithstanding the foregoing, Pubco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Pubco (which consent shall not be unreasonably withheld or delayed). Pubco shall provide Subscriber with an update on any threatened or asserted proceedings arising from or in connection with the transactions contemplated by this Section 6 of which Pubco receives notice whether oral or in writing.

(h) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify, defend and hold harmless Pubco, its directors, officers, members, managers, partners, agents and employees, each person who controls Pubco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, members, managers, partners, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to Pubco by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the United States dollars amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligation shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(i) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Registrable Securities pursuant to this Subscription Agreement.

(k) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses for which it would otherwise be liable under this Section 6, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(k) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

(l) At any time and from time to time in connection with a bona-fide sale of Subscribed Shares effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement, Pubco shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Subscribed Shares and broker in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Subscribed Shares being sold and (ii) in connection with any sale made pursuant to Rule 144, cause its legal counsel to deliver reasonably requested legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). Subscriber may request that Pubco remove any legend from the book entry position evidencing its Subscribed Shares following the earliest of such time as such Subscribed Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement (including the Registration Statement), or (ii) have been sold pursuant to Rule 144. Pubco shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and the Subscriber shall be responsible for its fees or costs associated with such removal of the legend (including its legal fees or costs of its legal counsel).

(m) With a view to making available to Subscriber the benefits of Rule 144 that permit Subscriber to sell securities of Pubco to the public without registration, Pubco agrees, for so long as Subscriber holds Subscribed Shares, to:

(i) use commercially reasonable efforts to make and keep current public information available, as those terms are understood and defined in Rule 144; and

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of Pubco under the Exchange Act so long as Pubco remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.

(n) Upon request, Pubco shall provide the Subscriber with contact information for the person responsible for Pubco’s account at the transfer agent to facilitate transfers made pursuant to this Section 6 and provide reasonable assistance to facilitate transfers. Pubco shall be responsible for the fees of its transfer agent and its legal counsel (including for purposes of giving the opinion referenced herein) associated with such issuance and the Subscriber shall be responsible for its fees or costs associated with such removal of the legend (including its legal fees or costs of its legal counsel).

(o) Subscriber may deliver written notice (an “Opt-Out Notice”) to Pubco requesting that Subscriber not receive notices from Pubco otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Pubco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Pubco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(o)) and the related suspension period remains in effect, Pubco will so notify Subscriber, within two (2) Business Days of Subscriber’s notification to Pubco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

Section 7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the BCA is terminated in accordance with its terms; (b) the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) twelve (12) months from the date of this Subscription Agreement; or (d) if any of the conditions to Closing set forth in Section 2 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the Closing Date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. SPAC or Pubco shall notify Subscriber of the termination of the BCA promptly after the termination thereof. Upon the termination hereof in accordance with this Section 7, any Cash and/or ENA Token paid by Subscriber in connection herewith shall promptly be returned to Subscriber in the manner set forth in Section 2(f).

Section 8. Trust Account Waiver. Subscriber hereby acknowledges that SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Subscriber further acknowledges that, as described in the final prospectus relating to SPAC’s initial public offering (“IPO”) filed with the SEC (File No. 333-260242) on November 30, 2021 (the “Prospectus”), substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s IPO and a private placement of its securities and substantially all of those proceeds (including interest accrued from time to time thereon) have been deposited into a trust account (the “Trust Account”) for the benefit of SPAC and its public shareholders. As described in the Prospectus, the funds held from time to time in the Trust Account may only be released upon certain conditions. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subscriber hereby agrees (on its own behalf and on behalf of its related parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind (“Claim”) to, or to any monies or other assets in, the Trust Account, and hereby irrevocably waives (on its own behalf and on behalf of its related parties) any Claim to, or to any monies or other assets in, the Trust Account that it may have now or in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to SPAC’s public shareholders). In the event that Subscriber has any Claim against SPAC as a result of, or arising out of, this Subscription Agreement, the Other Subscription Agreements, the transactions contemplated hereby and thereby, or the Subscribed Shares, Subscriber agrees not to seek recourse against the Trust Account or any funds distributed therefrom (it being clarified that such waiver shall not apply following the Closing to the Trust Account funds that are released from the Trust Account to SPAC or Pubco in connection with the Transactions). Subscriber acknowledges and agrees that such irrevocable waiver is a material inducement to SPAC to enter into this Subscription Agreement, and further intends and understands such waiver to be valid, binding, and enforceable against Subscriber in accordance with applicable law. To the extent Subscriber commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, Subscriber hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber (or any person claiming on Subscriber’s behalf or in lieu of Subscriber) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 8 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with SPAC’s organizational documents in respect of any redemptions by Subscriber in respect of any public shares of SPAC acquired by any means other than pursuant to this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the provisions of this Section 8 shall survive termination of this Subscription Agreement.

Section 9. Miscellaneous.

(a) Subscriber hereby acknowledges that it shall be solely responsible for and bear the cost of all transfer, stamp, issue, registration, documentary or other similar taxes, duties, fees or charges arising in any jurisdiction in connection with the Subscription contemplated in this Subscription Agreement as well as the execution of this Subscription Agreement.

(b) Notwithstanding any other provision of this Subscription Agreement, the Company, Pubco and any of their Representatives, as applicable, shall be entitled to deduct and withhold from the Registrable Securities and any other amount payable pursuant to this Subscription Agreement (including in connection with a future share split, dividend, distribution, recapitalization, merger, exchange, or replacement) any such taxes as may be required to be deducted and withheld from such amounts (and any other amounts treated as paid for applicable tax law) under the Code, or any other applicable tax law (as determined in good faith by the party so deducting or withholding in its sole discretion). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Subscription Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(c). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(c).

(d) Subscriber acknowledges that the Company, Pubco and others, including SPAC, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 9(d) shall not give such persons any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company, SPAC and Pubco if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company, SPAC and Pubco acknowledge that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company, SPAC and Pubco agree to promptly notify Subscriber, if they become aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company, SPAC or Pubco, respectively, set forth herein are no longer accurate in all material respects.

(e) Each of the Company, SPAC, Pubco and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party as required by applicable law in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 6) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company or Pubco hereunder may be transferred or assigned by the Company or Pubco without the prior written consent of Subscriber, other than in connection with the Transactions. Notwithstanding the foregoing, Subscriber may assign all or a portion of its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) upon written notice to the Company and Pubco or, with the Company’s and Pubco’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company and Pubco has given their prior written consent to such relief. Any purported assignment or transfer in violation of this Section 9(g) shall be null and void.

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(i) The Company and Pubco may request from Subscriber such additional information as the Company or Pubco may reasonably determine to be necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company and Pubco agree to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange. Subscriber acknowledges that SPAC and Pubco may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of SPAC or Pubco, an annex to a proxy statement of SPAC or Pubco or as an exhibit to a registration statement of Pubco.

(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Each Party hereto shall use commercially reasonable efforts to cause the Subscription to qualify for the Section 351 Intended Tax Treatment. Each Party agrees to file all tax returns consistently with, and take no position inconsistent with (whether in audits, tax returns or otherwise), the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each Party shall file with its applicable U.S. federal income tax return on a timely basis the information required by Treasury Regulations Section 1.351-3 and maintain the permanent records described in Treasury Regulations Section 1.351-3, in each case, to the extent applicable, and in the event a taxing authority disputes or takes a position inconsistent with the Intended Tax Treatment, a Party receiving notice of such dispute shall promptly notify the other Parties hereto. Notwithstanding anything to the contrary contained in this Agreement or the BCA, however, none of SPAC, Pubco, the Company or any of their respective affiliates, subsidiaries or representatives makes or provides any representations, warranties, guarantees, or indemnities to the Subscriber regarding (1) the tax treatment of the Subscription or the transactions contemplated by this Agreement or the BCA (including the Intended Tax Treatment) or (2) any of the tax consequences to the Subscriber of this Agreement, the BCA, the Subscription or the transactions contemplated by this Agreement or the BCA. The Subscriber agrees and acknowledges that the Subscriber is relying solely on the Subscriber’s own tax advisors in connection with this Agreement, the BCA, the Subscription or the transactions contemplated by this Agreement or the BCA.

(m) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and, except as otherwise as provided herein, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(n) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that SPAC, the Company and Pubco shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(n) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(o) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(p) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(q) This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(r) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(s) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(t) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the courts of the State of Delaware or the courts of the United States located in the State of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(c) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(u) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(v) SPAC shall (i) by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue a press release disclosing the material terms of the transactions contemplated hereby, and (ii) file with the Commission a Current Report on Form 8-K disclosing all material terms of this Subscription Agreement, the Other Subscription Agreements and the transactions contemplated hereby and thereby, and the Transactions, and including as exhibits thereto, the form of this Subscription Agreement and the Other Subscription Agreement, within the time required by the Exchange Act. From and after the issuance of such press release, SPAC represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding SPAC, the Company or Pubco delivered to the Subscriber by or on behalf of the Company, SPAC, Pubco or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of SPAC and Pubco (such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this Subscription Agreement to the contrary, each of SPAC and Pubco (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations, including in connection with the filing of a Registration Statement pursuant to Section 6(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), SPAC or Pubco, as applicable, shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by SPAC or Pubco for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission). To the extent that any such information is publicly disclosed pursuant to the provisions hereunder, the parties agree that no further notice or consent is required for SPAC or Pubco to further disclose such information.

(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, SPAC, Pubco or any of their respective affiliates or subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(x) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections or Annexes are to Sections or Annexes contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive (i.e., unless context requires otherwise “or” shall be interpreted to mean “and/or” rather than “either/or”).

[Signature pages follow]

IN WITNESS WHEREOF, SPAC, Pubco and the Company have accepted this Subscription Agreement as of the date first set forth above.

TLGY ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

TLGY Acquisition Corp.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

E-mail: ycho@tlgycpc.com

Attention: Young Cho

with a copy (not to constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas

New York NY 10038

Email: ElliottSmith@perkinscoie.com

Attention: Elliott Smith

[Signature Page to Subscription Agreement]

STABLECOINX INC.

By:
Name:
Title:

Address for Notices:

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

E-mail: ycho@tlgycpc.com

Attention: Young Cho

with a copy (not to constitute notice) to: Perkins Coie LLP

1155 Avenue of the Americas

New York NY 10038

Email: ElliottSmith@perkinscoie.com

Attention: Elliott Smith

[Signature Page to Subscription Agreement]

STABLECOINX ASSETS INC.

By:
Name:
Title:

Address for Notices:

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

E-mail: ycho@tlgycpc.com

Attention: Young Cho

with a copy (not to constitute notice) to:

Edelman Legal Advisory PLLC

400 Rella Blvd, Suite 165 Suffurn,

New York 10901

Attention: Ari Edelman

Email: ari@edelmanlegal.com

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber: ________________________	State/Country of Formation or Domicile: _______________
By: _____________________________________
Name: __________________________________
Title: ____________________________________
Name in which Subscribed Shares are to be registered (if different):	Date: ____________________
___________________________________
Subscriber’s EIN: _________________________
Entity Type (e.g., corporation, partnership, trust, etc.): ________________________________________
Business Address-Street:	Mailing Address-Street (if different):
___________________________________
_____________________________________________
City, State, Zip: ___________________________	City, State, Zip: ________________________________
Attn: ___________________________________	Attn: ________________________________________
Telephone No.: _________________________	Telephone No.: ________________________________
Email for notices: _________________________	Email for notices (if different): ____________________
Number of Shares subscribed for: _______________

Aggregate Purchase Price: $_________________

Form of Payment:

Cash Subscription

☐ Cash: $____________________    ☐ USDT: ____________________    ☐ USDC: ____________________

ENA Subscription

☐	Unlocked ENA Token: __________________,	valued at (per Schedule A hereto) $______________.

☐	12 Month Lockup ENA Token: _____________,	valued at (per Schedule A hereto) $______________.
Aug 2025 Lockup ENA Token _____________	Sept 2025 Lockup ENA Token _____________
Oct 2025 Lockup ENA Token _____________	Nov 2025 Lockup ENA Token _____________
Dec 2025 Lockup ENA Token _____________	Jan 2026 Lockup ENA Token _____________
Feb 2026 Lockup ENA Token _____________	Mar 2026 Lockup ENA Token _____________
Apr 2026 Lockup ENA Token _____________	May 2026 Lockup ENA Token _____________
Jun 2026 Lockup ENA Token _____________	Jul 2026 Lockup ENA Token _____________

☐	24 Month Lockup ENA Token: ____________,	valued at (per Schedule A hereto) $______________.
Aug 2026 Lockup ENA Token _____________	Sept 2026 Lockup ENA Token _____________
Oct 2026 Lockup ENA Token _____________	Nov 2026 Lockup ENA Token _____________
Dec 2026 Lockup ENA Token _____________	Jan 2027 Lockup ENA Token _____________
Feb 2027 Lockup ENA Token _____________	Mar 2027 Lockup ENA Token _____________
Apr 2027 Lockup ENA Token _____________	May 2027 Lockup ENA Token _____________
Jun 2027 Lockup ENA Token _____________	Jul 2027 Lockup ENA Token _____________

☐	36 Month Lockup ENA Token: ____________,	valued at (per Schedule A hereto) $______________.
Aug 2027 Lockup ENA Token _____________	Sept 2027 Lockup ENA Token _____________
Oct 2027 Lockup ENA Token _____________	Nov 2027 Lockup ENA Token _____________
Dec 2027 Lockup ENA Token _____________	Jan 2028 Lockup ENA Token _____________
Feb 2028 Lockup ENA Token _____________	Mar 2028 Lockup ENA Token _____________
Apr 2028 Lockup ENA Token _____________	May 2028 Lockup ENA Token _____________
Jun 2028 Lockup ENA Token _____________	Jul 2028 Lockup ENA Token _____________

ENA Fair Market Value at Signing: $0.3008

SCHEDULE A

ENA Token Amount Calculation

The ENA Token Amount shall be calculated as follows:

1.	For unlocked ENA Tokens (“Unlocked ENA Token”): the Purchase Price divided by $0.2858, which represents a 5% discount to the ENA Fair Market Value at Signing (defined below);

2.	For ENA Tokens subject to lock-up of up to 12 months (“12 Month Lockup ENA Token”): the Purchase Price divided by $0.2557, which represents a 15% discount to ENA Fair Market Value at Signing;

3.	For ENA Tokens subject to lockup of 13 to 24 months (“24 Month Lockup ENA Token”): the Purchase Price divided by $0.2406, which represents a 20% discount to the ENA Fair Market Value at Signing; and

4.	For ENA Tokens subject to lockup of 25 to 36 months (“36 Month Lockup ENA Token”): the Purchase Price divided by $0.2106, which represents a 30% discount to the ENA Fair Market Value at Signing.

For purposes of this Subscription Agreement, the “ENA Fair Market Value at Signing” shall mean the 30-day VWAP of ENA Tokens ending two (2) days prior to the date of this Subscription Agreement, which is $0.3008.

For purposes of this Subscription Agreement, the “ENA Fair Market Value at Closing” shall mean the 30-day VWAP of ENA Tokens ending two (2) days prior to the Closing Date.

“30-day VWAP of ENA Tokens” shall mean the volume-weighted average price of all ENA Tokens/USDT spot trades executed on Binance and Bybit during the 30 consecutive calendar days ending on the relevant measurement date (based on UTC), calculated by aggregating trade data from both exchanges (or if such volume-weighted average price is unavailable, the market price of one ENA Token on such day determined, using a volume-weighted average method, by an independent financial advisor retained for such purpose by the Company).

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement.

1.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

**OR**

2.	ACCREDITED INVESTOR STATUS (Please check the box, if applicable)

☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

**AND**

3.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

**AND**

4.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of SPAC, the Company or Pubco or acting on behalf of an affiliate of SPAC, the Company or Pubco.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

Specify which tests:

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐	Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

**AND**

5.	FINRA INSTITUTIONAL ACCOUNT STATUS (Please check the box)

☐	Subscriber is an “institutional account” under FINRA Rule 4512(c).

**AND**

6.	EEA QUALIFIED INVESTOR (Please check the applicable box)

☐	Subscriber is a “qualified investor” (within the meaning of Article 2 of the EU Prospectus Regulation).

☐	Subscriber is not a resident in a member state of the European Economic Area.

**AND**

7.	UK QUALIFIED INVESTOR (Please check the applicable box)

☐	Subscriber is a “qualified investor” (within the meaning of Article 2 of the UK Prospectus Regulation) who is also (i) an investment professional falling within Article the Order; (ii) a high net worth entity falling within Article 49(2)(a) to (d) of the Order; or (iii) a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Subscribed Shares may be lawfully communicated or caused to be communicated.

☐	Subscriber is not resident in the United Kingdom.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:____________________________________

Print Name:_______________________________________

By:
Name:
Title:

Exhibit C

Amended and Restated Registration Rights Agreement

(Attached)

CONFIDENTIAL

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2025, is made and entered into by and among each of StableCoinX Inc., a Delaware corporation (the “Company”), certain former shareholders of TLGY Acquisition Corp. (the “SPAC” and such shareholders, the “Legacy SPAC Shareholders”), certain former shareholders (the “Legacy Opco Shareholders”) of StableCoin X Assets Inc. (“Opco”), and Ethena Foundation (“Ethena” and, together with the Legacy SPAC Shareholders and the Legacy Opco Shareholders, the “Significant Holders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each, a “Holder” and collectively, the “Holders”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC and certain of the Legacy SPAC Shareholders are party to that certain Registration Rights Agreement, dated as of November 30, 2021 (the “Original Agreement”);

WHEREAS, on the date hereof (the “Closing Date”), the closing (the “Closing”) of the transactions contemplated by that certain Business Combination Agreement, dated as of July 21, 2025 (the “Business Combination Agreement” and the transactions contemplated thereby, the “Transactions”), by and among SPAC, the Company, Opco, StableCoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“SPAC Merger Sub”), and StableCoin X Company Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Company Merger Sub”), occurred, pursuant to which, among other things, (a) SPAC merged with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”), as a result of which the SPAC Shareholders received one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) for each SPAC Class A Ordinary Share held by such shareholder and (b) immediately following the SPAC Merger, Company Merger Sub merged with and into Opco, with Opco continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which the holders of shares of Class A common stock, par value $0.0001 per share, of Opco (the “Opco Class A Common Stock”) received one share of Class A Common Stock for each share of Opco Class A Common Stock held by such holder and the holders of shares of Class B common stock, par value $0.0001 per share, of Opco (the “Opco Class B Common Stock”), including the Legacy Opco Shareholders and Ethena, received one share of Class A Common Stock and one share of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), for each share of Opco Class B Common Stock held by such holder. As a result of the Mergers, SPAC and Opco became wholly owned subsidiaries of Pubco, and Pubco became a publicly traded company;

WHEREAS, the Legacy SPAC Shareholders and the Legacy Opco Shareholders are party to certain Lock-Up Agreement, dated the date hereof, by and among such parties and the Company (collectively, the “Lock-Up Agreement”);

WHEREAS, in accordance with the terms of that certain Sponsor Support Agreement, dated as of July 21, 2025, by and among the Company, SPAC, Opco, the Legacy SPAC Shareholders and the other parties thereto, certain holders party thereto, including the Legacy SPAC Shareholders, are entitled to receive newly issued shares of Pubco Class A Stock upon the occurrence of certain events after the Closing (the “Earnout Shares”);

WHEREAS, in connection with the consummation of the Transactions, and pursuant to Section 5.5 of the Original Agreement, the Company and the Legacy SPAC Shareholders party to the Original Agreement desire to amend and restate the Original Agreement in its entirety as set forth herein; and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning set forth in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

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“Closing Date” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Merger” shall have the meaning given in the Recitals hereto.

“Company Common Stock” shall mean the Company’s Class A Common Stock.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Effectiveness Date” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Lock-up Agreement” shall have the meaning given in the Recitals.

“Lock-up Period” shall mean the lock-up period specified in the Lock-up Agreement with respect to the Company Common Stock held by the Legacy SPAC Shareholders and the Legacy Opco Shareholders.

“Founder Shares” shall mean the Company Common Stock issued to the Legacy SPAC Shareholders in the SPAC Merger in exchange for the SPAC Class A Ordinary Shares held by such shareholders immediately prior to the SPAC Merger, including any Earnout Shares.

“Holders” shall have the meaning given in the Preamble.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

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“IPO” shall mean the Company’s initial public offering.

“Legacy Opco Shareholders” shall have the meaning given in the Preamble.

“Legacy SPAC Shareholders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Mergers” shall have the meaning given in the Recitals hereto.

“Minimum Demand Threshold” shall mean $25,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made, not misleading.

“Opco” shall have the meaning given in the Recitals hereto.

“Opco Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Opco Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, hereunder, under the Sponsor Support Agreement, the bylaws of the Company and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Prospectus Date” shall mean the date of the final Prospectus filed with the Commission and relating to the IPO.

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“Registrable Security” shall mean (a) the Founder Shares, including, for the avoidance of doubt, the Earnout Shares, (b) the Company Common Stock issued in the Company Merger, (c) any outstanding shares of Company Common Stock or any other equity security (including shares of Company Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing Date including any securities purchased in connection therewith, (d) any outstanding shares of Company Common Stock or any other equity security (including shares of Company Common Stock issued or issuable upon the exercise of any other equity security) of Company acquired by a Holder following the date hereof to the extent that (i) such securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”), (ii) Rule 144(i) applies or (iii) such securities are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (e) any other equity security of the Company issued or issuable with respect to any such shares of Company Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, merger, consolidation, re-domestication, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, the date that such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entry credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities shall have been sold without registration pursuant to Rule 144, or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Class A Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone, and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements not to exceed $75,000 of one counsel for the Significant Holders (excluding Ethena), which shall be selected by the Significant Holders (excluding Ethena) (or their respective successors or permitted assignees hereunder), pursuant to a Shelf Underwriting or Demand Registration;

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(F) reasonable fees and disbursements not to exceed $75,000 of one counsel for Ethena, which shall be selected by Ethena (or its respective successors or permitted assignees hereunder), pursuant to a Shelf Underwriting or Demand Registration; and

(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“Significant Holders” shall have the meaning given in the Preamble.

“SPAC” shall have the meaning set forth in the Recitals.

“SPAC Class A Ordinary Shares” shall have the meaning set forth in the Recitals.

“SPAC Merger” shall have the meaning given in the Recitals hereto.

“SPAC Public Shareholders” means holders of SPAC Class A Ordinary Shares issued and sold in the IPO.

“Sponsor Support Agreement” shall mean the Sponsor Support Agreement, dated as of July 21, 2025, by and among the Company, SPAC and certain of the Legacy SPAC Shareholders.

“Transactions” shall have the meaning set forth in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

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“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration Statement.

(a) As soon as practicable but no later than forty-five (45) calendar days after the date hereof (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) 90 calendar days (or 120 calendar days if the Commission notifies the Company that it will “review” the Shelf Registration Statement) following the date hereof and (y) 10 Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that (i) if the Effectiveness Date falls on a Saturday, Sunday or other day that Commission is closed for business, the Effectiveness Date shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of Business Days that the Commission remains closed for operations. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time the Company shall have qualified for the use of a Registration Statement on Form S-3 or any other form that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form S-1, then the Company shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities under the Shelf Registration Statement due to limitations on the use of Rule 415 of the Securities Act, such Shelf Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities or other shares to be registered for each selling stockholder named in the Shelf Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Shelf Registration Statement or file one or more new Shelf Registration Statement(s) (such amendment or new Shelf Registration Statement shall also be deemed to be “Shelf Registration Statement” hereunder) to register such additional Registrable Securities and cause such amendment or Shelf Registration Statement(s) to become effective as soon as practicable after the filing thereof and no later than the earlier of (x) 30 calendar days (or 90 calendar days if the Commission notifies the Company that it will “review” the Shelf Registration Statement) after the filing of such Shelf Registration Statement and (y) 10 Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Additional Effectiveness Deadline”); provided, however, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 2.

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(b) Subject to Section 2.3 and Section 2.4, (i) any Significant Holder or (ii) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities (the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within ten (10) calendar days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Demanding Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holders may request, and the Company shall be required to facilitate, an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

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2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2 and Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Company shall be required to effect) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.1.2 with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than five (5) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) calendar days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, but subject to Section 2.3, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) calendar days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) calendar days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

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2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Class A Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

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2.2 Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the date hereof, the Company proposes to file or confidentially submit a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

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2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, Pro Rata, which can be sold without exceeding the Maximum Number of Securities.

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2.2.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof; provided, however, that the rights to demand a Piggy-back Registration under this Section 2.2 shall terminate on the second anniversary of the date hereof.

2.3 Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 calendar days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register, and actually sold, 75% of the Registrable Securities requested to be included therein. The Company may postpone for up to 60 calendar days the filing or effectiveness of (A) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (B) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment that such Shelf Underwriting or Demand Registration would (x) materially interfere with a significant acquisition, corporate organization or other similar transaction involving the Company, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the Holders of a majority-in-interest of the Registrable Securities initiating a Shelf Underwriting or Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Underwriting or Demand Registration shall not count as one of the permitted Shelf Underwritings or Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Shelf Underwriting or Demand Registration hereunder only twice in any three hundred sixty (360) day period.

2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of any shares of Class A Common Stock subject to the Lock-Up Period prior to the expiration of such Lock-Up Period. Nothing in this Section 2.4 shall limit the Company’s obligation to register all of the Registrable Securities on the Shelf Registration Statement pursuant to Section 2.1.1(a).

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall promptly:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, and which shall not be more than three (3) Business Days from the date of such event, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal as soon as reasonably practicable if such stop order should be issued;

3.1.8 at least five (5) Business Days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Company shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.11 in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

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3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses. Any reimbursement or payment by the Company shall in no event (a) be duplicative of or (b) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and the Company.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement or if the Company determines in good faith that it is necessary in connection with the filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for no more than 60 calendar days or not more than two (2) times in any three hundred sixty (360) day period. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Company Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

StableCoinX Inc.

[Address]

[Address]

Attention:	[●]
Email:	[●]

with a copy to:

[●]

[Address]

[Address]

Attention:	[●]
Email :	[●]

and to the Holders, at such Holder’s address referenced in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Lock-up Period, as the case may be, no Holder may assign or delegate his, her or its rights, duties or obligations under this Agreement in whole or in part. Notwithstanding the above, as it applies to the Registrable Securities, the Holder may transfer such securities during the respective lock-up period to any Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and, if applicable, the Lock-up Agreement.

5.2.2 Except as set forth in subsection 5.2.1 hereof, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders.

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5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the then outstanding Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.7 Termination. This Agreement shall terminate upon the earlier of (i) the third anniversary of the date hereof or (ii) the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

STABLECOIN X INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

LEGACY SPAC SHAREHOLDERS:

[ENTITY]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

LEGACY OPCO SHAREHOLDERS:

[ENTITY]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ETHENA FOUNDATION

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule A

Holder	Address

Exhibit D

Lock-Up Agreement

(Attached)

CONFIDENTIAL

Execution Version

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2025 by and between StableCoinX Inc., a Delaware corporation (the “Company”) and each of the undersigned holders (and any person who hereafter becomes a party to this Agreement pursuant to Section 1, each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on July 21, 2025, TLGY Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), the Company, StableCoinX SPAC Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), StableCoinX Company Merger Sub, Inc., a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and StableCoinX Assets Inc., a Delaware corporation (the “OpCo”), entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Transactions”), among other things, (a) SPAC merged with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”), as a result of which the SPAC Shareholders received one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) for each SPAC Class A Ordinary Share held by such shareholder and (b) immediately following the SPAC Merger, Company Merger Sub merged with and into Opco, with Opco continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), as a result of which the holders of shares of Class A common stock, par value $0.0001 per share, of Opco (the “Opco Class A Common Stock”), received one share of Class A Common Stock for each share of Opco Class A Common Stock held by such holder and the holders of shares of Class B common stock, par value $0.0001 per share, of Opco (the “Opco Class B Common Stock”) received one share of Class A Common Stock and one share of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) for each share of Opco Class B Common Stock held by such holder. As a result of the Mergers, SPAC and Opco became wholly owned subsidiaries of Pubco, and Pubco became a publicly traded company;

WHEREAS, in accordance with the terms of that certain Sponsor Support Agreement, dated as of July 21, 2025, by and among the Company, SPAC, Opco, certain of the Holders and the other parties thereto, certain Holders party thereto are entitled to receive newly issued shares of Class A Common Stock upon the occurrence of certain events after the Closing (the “Earnout Shares”);

WHEREAS, as of the date hereof, each Holder is a holder of shares of Class A Common Stock (including any Earnout Shares) in such amount as set forth underneath such Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement and the Transactions, and in view of the valuable consideration to be received by Holder thereunder, the receipt and sufficiency of which is hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the shares of Class A Common Stock (including any Earnout Shares) received by each Holder in the Transactions (all such securities, including, without limitation, any securities into which any of such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of the Company, during the period (the “Lock-Up Period”) commencing from the Closing Date and ending on the earlier of (A) the six (6) month anniversary of the Closing Date and (B) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock of the Company for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce the intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (each, a “Permitted Transferee”): (I) in the case of an entity, transfers (A) to another entity that is an Affiliate of the Holder, (B) as part of a distribution to members, partners or stockholders of Holder and (C) to officers or directors of Holder, any Affiliate or family member of any of Holder’s officers or directors, or to any members, officers, directors or employees of Holder or any of its Affiliates; (II) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family or an Affiliate of such person; (III) to a charitable organization; (IV) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual or for bona fide estate planning purposes; (V) in the case of an individual, transfers pursuant to a qualified domestic relations order; (VI) in the case of an entity, transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution or liquidation of the entity; (VII) transfers to the Company; (VIII) transfers to satisfy any U.S. federal, state, or local income tax obligations of Holder (or its direct or indirect owners) to the extent necessary to cover any tax liability as a direct result of the Transactions; or (IX) in the form of a pledge of Restricted Securities in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Holder (or its Affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Holder and/or its Affiliates; provided, however, that during the Lock-Up Period such third party shall not be permitted to foreclose upon such Restricted Securities or otherwise be entitled to enforce its rights or remedies with respect to the Restricted Securities, including, without limitation, the right to vote, transfer or take title to or ownership of such Restricted Securities; provided, however, that it shall be a condition to any transfer pursuant to clauses (I) through (IX) above that the Permitted Transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. The restrictions set forth herein shall not restrict Holder from making a request for inclusion of its Restricted Securities in any registration statement pursuant to any registration rights agreement between the Company and the Holder, provided that no public filing or public disclosure relating to such sale of securities is made during the Lock-Up Period.

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(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2025, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Notwithstanding anything in this Agreement to the contrary, the board of directors of the Company shall be entitled to release any Holder from any or all of its obligations hereunder on behalf of the Company; provided, however, that if one Holder is released, the other Holders shall also be similarly released to the same relative extent as the released Holder.

2. Effectiveness; Termination. This Agreement shall be effective upon consummation of the transactions contemplated by the Business Combination Agreement and shall terminate on the date on which Holder no longer holds Restricted Securities.

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3. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated by such Holder at any time without the prior written consent of the Company, except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in Section 1(a), and any such purported transfer shall be null and void. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(c) Governing Law; Jurisdiction; Specific Performance. Sections 11.6 and 11.7 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(d) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or

(iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:	With copies to (which shall not constitute notice):

StableCoinX Inc.	StableCoinX Inc.
[Address]	[Address]
[Address]

4

Attention: [●]	[Address]
Email: [●]	Attention: [●]
Email: [●]

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(f) Amendments and Waivers. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (i) the Company and (ii) Holders holding a majority of the Class A Common Stock that are then subject to this Agreement; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects a Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Entire Agreement. This Agreement, together with the Business Combination Agreement to the extent referred to herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the rights, remedies or obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Company or any of the rights, remedies or obligations of Holder under this Agreement.

(i) Further Assurances. From time to time, at another party’s reasonable request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) Counterparts. This Agreement may be executed and delivered (including by electronic signature or by email in portable document form) in two or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

The Company:

STABLECOINX INC.

By:
Name:
Title:

[Additional Signature on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:

Name:

Title:

Number and Type of Class A Common Stock Owned:

Class A Common Stock:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to the Business Combination Agreement (this “Amendment”), is effective as of January 21, 2026, by and among TLGY Acquisition Corp., a Cayman Islands exempted company (“SPAC”), StablecoinX Assets Inc., a Delaware corporation (the “Company”), and StablecoinX Inc., a Delaware corporation (“Pubco” and, together with SPAC and the Company, collectively, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the BCA (as defined below).

WITNESSETH:

WHEREAS, the Parties and the other parties thereto entered into that certain Business Combination Agreement, dated July 21, 2025 (the “BCA”), which provides that, among other things, SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company, and immediately thereafter, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the transactions contemplated by the BCA, the “Business Combination”).

WHEREAS, clause (b) of Section 9.1 of the BCA provides that either the Company or SPAC may terminate the BCA if any of the conditions to the closing of the Business Combination set forth in Article VIII of the BCA have not been satisfied or waived prior to the Outside Date;

WHEREAS, the Parties wish to amend the BCA to extend the Outside Date; and

WHEREAS, Section 11.10 of the BCA provides that the BCA may be amended by an instrument in writing signed by each of the Parties at any time prior to the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to the BCA. Effective as of the date of this Amendment:

a.	Section 9.1(b) of the BCA is amended and restated in its entirety as provided below:

“(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the date that is nine (9) months from the date of the Agreement, or April 21, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

2. No Other Amendments. Except as specifically deemed amended as set forth herein, the BCA shall remain in full force and effect in accordance with its terms. The amendments provided in this Amendment shall be applicable solely with respect to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied. The BCA, this Amendment, and the Ancillary Documents constitute the entire agreement among the Parties, and merge and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4. Miscellaneous. The provisions of Section 11.2 (Notices), Section 11.3 (Assignment), Section 11.6 (Governing Law; Jurisdiction), Section 11.7 (Waiver of Jury Trial), Section 11.8 (Specific Performance), Section 11.9 (Severability), Section 11.10 (Amendment), Section 11.11 (Waiver), and Section 11.14 (No Recourse) of the BCA shall apply to this Amendment mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

TLGY ACQUISITION CORP.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

STABLECOINX ASSETS INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

STABLECOINX INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

STABLECOINX INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

The name of this corporation is StablecoinX Inc. and this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on July 7, 2025 under the name StablecoinX Inc.

This Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE I

ENTITY NAME AND TYPE

The name of the corporation is StablecoinX Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

CAPITAL STOCK

4.1 Authorized Capital Stock.

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 551,000,000, of which (a) 1,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”); (b) 500,000,000 shares shall be shares of Class A Common Stock having a par value of $0.0001 per share (“Class A Common Stock”); and (c) 50,000,000 shares shall be shares of Class B Common Stock having a par value of $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”).

(b) The number of authorized shares of Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then- outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) (including any certificate of designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

4.3 Common Stock.

(a) Voting.

(1) Except as otherwise provided herein or expressly required by a nonwaivable provision of the DGCL, the holders of Class A Common Stock shall not be entitled to vote on any matter coming before any meeting of stockholders, including, without limitation, the election of directors, and for the avoidance of doubt, the Class A Common stock shall not have the right to vote, on a class basis or otherwise, on any matter submitted to stockholders for a vote. Immediately at such time when no share of Class B Common Stock remains outstanding, each share of Class A Common Stock shall, automatically and without any further action on the part of the Corporation or its stockholders, and notwithstanding anything to the contrary herein, be entitled to one vote on all matters submitted to a vote of the stockholders of the Corporation.

(2) Except as otherwise provided herein or expressly required by a nonwaivable provision of the DGCL, each share of Class B Common Stock shall have one vote; provided, however, that, except as otherwise required by law, holders of Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation (as defined herein)) or pursuant to the DGCL. Except as otherwise provided herein or required by a nonwaivable provision of the DGCL, if, and only to the extent that, holders of Class A Common Stock are entitled to vote on a matter under this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class. There shall be no cumulative voting.

(b) Dividend Rights. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any such dividends or distributions.

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(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, distribution of assets, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Notwithstanding anything to the contrary in the foregoing, Class B Common Stock shall not be entitled to any assets or distributions upon the liquidation, dissolution or winding-up of the Corporation.

(d) Transfers of Class B Common Stock. Class B Common Stock may only be sold, transferred, assigned or otherwise disposed of in accordance with the Bylaws of the Corporation (the “Bylaws” and, each such transfer, a “Class B Permitted Transfer”). Any attempted sale, transfer, assignment or other disposition of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation. For the avoidance of doubt, any shares of Class B Common Stock received by any transferee pursuant to a Class B Permitted Transfer remain subject to this Section 4.3(d). Notwithstanding anything to the contrary herein, a holder of Class B Common Stock may, at any time and from time to time, by delivery of written notice to the Corporation, forfeit such shares to the Corporation for no value. Upon the Corporation’s receipt of such a notice, the forfeited Class B Common Stock shall be canceled and shall no longer be issued or outstanding for any purpose, and the Corporation shall promptly reflect such cancellation on its books and records (including the stock ledger) and take such ministerial actions as are necessary to effect such cancellation.

ARTICLE V

BOARD OF DIRECTORS

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.

5.2 Number of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.3 Classified Board of Directors. Directors of the Board of Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each director then in office to be designated as a “Class I Director”, a “Class II Director” or a “Class III Director”, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the date on which this Certificate of Incorporation is first effective (the “Effective Date”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal in accordance with Section 5.4 hereof. The Board of Directors is authorized to assign each director already in office as of the Effective Date, as well as each director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. The provisions of this Section 5.3 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

5.4 Removal. Subject to the rights of any series of Preferred Stock with respect to the election of directors, the Board of Directors or any individual director may be removed from office at any time but only for cause by the affirmative vote of the holders of capital stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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5.5 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock with respect to the election of directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office for the remainder of the term of the class to which such director is assigned and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification, or removal.

5.6 Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

AMENDMENTS

6.1 Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change, adopt, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X and XI.

6.2 Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws without any action on the part of the stockholders. The stockholders shall also have the power to amend, alter, change, adopt or repeal the Bylaws; provided that, in addition to any other vote required by this Certificate of Incorporation, the stockholders may not amend, alter, change, adopt, or repeal the Bylaws unless such action is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS; SPECIAL MEETINGS

7.1 Action by Written Consent of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, while any share of Class B Common Stock remains outstanding, any action required or permitted by the DGCL to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which holders of all shares entitled to vote on the action were present and voted. Subject to the rights of the holders of any series of Preferred Stock, at any time when no share of Class B Common Stock remains outstanding, any action required or permitted by the DGCL to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. Any action taken by written consent shall be delivered to the Corporation at its principal office.

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7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer of the Corporation or as otherwise in a manner provided in the Bylaws. The Board of Directors may adjourn, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

8.1 Limitation of Personal Liability. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal, or modification of this Section 8.1, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Section 8.1, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption. If the DGCL is amended after approval by the stockholders of this Section 8.1 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

8.2 Indemnification. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

8.3 Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE IX

FORUM SELECTION

9.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws or (e) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article IX is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner) of the Corporation, to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Article IX and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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9.2 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

9.3 Notwithstanding the foregoing, the foregoing provisions of this Article IX shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

CORPORATE OPPORTUNITIES

10.1 Corporate Opportunities. To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity, and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

10.2 Liability Waiver. To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article X, except to the extent such actions or omissions are in breach of this Article X.

10.3 Amendments to Article X. Any amendment, repeal, or modification of this Article X, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption.

ARTICLE XI

MISCELLANEOUS

11.1 Validity. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

11.2 Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

[Signature Page Follows]

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This Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on _____________, 2026.

By:
Name:	Young Cho
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of StablecoinX Inc.]